UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HURON CONSULTING GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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550 West Van Buren Street

Chicago, IL 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 6, 2022

The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company,” “Huron,” “we” or “us”) will be held on May 6, 2022, at 11:00 a.m. Central Time in a virtual meeting format via live audio webcast at www.virtualshareholdermeeting.com/HURN2022, for the following purposes:

1	To elect to the board of directors the three persons nominated by the board of directors to serve as Class III Directors;
2	An advisory vote to approve the Company’s executive compensation;
3	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 7, 2022 will be entitled to notice of and to vote at the meeting.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials or proxy card, over the Internet, as promptly as possible. If you received only a Notice of Internet Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.

We intend to hold our annual meeting via live audio webcast because of the continuing public health impact of the COVID-19 pandemic. You will not be able to attend in person. If we decide to hold our Annual Meeting in person, then we will announce our decision and post additional information on our Investor Relations website at https://ir.huronconsultinggroup.com. Please check this website in advance of the Annual Meeting date.

Shareholders who wish to attend the annual meeting via live audio webcast may do so via the website reflected on their proxy card. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings while further enhancing the online experience available to all shareholders regardless of their location. During the meeting, shareholders will have the opportunity to ask questions of management or directors via live chat and to vote or change their previous vote. You may also address any questions in advance of the meeting to Corporate Secretary, Huron Consulting Group Inc., 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@hcg.com.

By Order of the Board of Directors

Ernest W. Torain, Jr.

Executive Vice President, General

Counsel and Corporate Secretary

Chicago, Illinois

March 25, 2022

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting to be

Held on May 6, 2022

The Proxy Statement and Annual Report to Stockholders are

available at www.proxyvote.com

Letter from the Independent Directors of the Board

Dear Fellow Shareholders:

We are writing to you as the independent members of the Huron board of directors. The board recognizes that the development of management succession plans and the oversight of the execution of those plans once enacted is one of its primary responsibilities. On March 21, 2022, the Company announced that C. Mark Hussey, Huron’s current President and Chief Operating Officer, will become Chief Executive Officer and President, effective January 1, 2023, following James H. Roth’s retirement from the role after a distinguished 20-year career with Huron, including having served 13 years as Chief Executive Officer. Mr. Roth will become Vice Chairman on Huron’s board of directors and continue in a non-executive capacity serving clients across industries and enhancing Huron’s market presence. This transition represents the successful culmination of a multi-year succession planning process designed to select the best leader to serve as Huron’s next CEO.

Our board is confident that Mr. Hussey, together with the rest of the leadership team, will continue to deliver on Huron’s strategy and achieve its financial objectives of more consistent revenue growth and improved profitability. On behalf of the board, we want to share our deepest appreciation to Mr. Roth for his steadfast leadership and meaningful contributions to this company, skillfully navigating the firm through significant periods of disruption and transformation throughout his tenure.

As fellow shareholders, we are committed to sustaining the alignment between Huron’s management compensation programs and the long-term interests of the Company and our shareholders. Additionally, we recognize the criticality of retaining our leadership team and ensuring that the leadership team is well-positioned to deliver on Huron’s strategy and value creation for our shareholders.

As a professional services firm, our people are one of our greatest strategic advantages. In response to the COVID-19 pandemic in 2020, we believed that minimizing reductions in our workforce was in the best interest of our shareholders. We believed minimizing impact to our people would be critical in both supporting the growth anticipated when our clients’ businesses stabilized and sustaining our strong culture. The decisions we made to continue to invest in our people were validated by our strong financial performance in 2021. We continue to believe our efforts to retain our team, especially in this highly competitive labor market, will continue to benefit our clients and shareholders.

Our focus on retention is inclusive of Huron’s named executive officers (NEOs). As outlined in more detail in the “Executive Compensation” section in this Proxy Statement, during 2020, the Compensation Committee maintained discipline in approaching NEO pay for fiscal year 2021 in order to align compensation programs with long-term shareholder value while appropriately incentivizing and retaining our leaders.

The NEO pay programs for 2021 retained a primarily objective and substantially performance-based structure. We retained the financial metrics for NEOs and enhanced our Strategic Measures under the Annual Incentive Plan to incorporate ESG goals into our definition and assessment of performance. Seventy-five percent of our NEOs’ annual incentive opportunity for 2021 was tied to predefined full-year financial goals and approximately 90% of the total annual incentive opportunity was tied to metrics that use predefined quantitative goals and performance assessment.

The Compensation Committee also maintained the performance-based orientation of our NEO Long-Term Incentive Plan design. To reflect the ongoing uncertainty presented by the COVID-19 pandemic in 2021, the Compensation Committee approved two temporary modifications to the NEO Long-Term Incentive Plan: 1) 60% of the long-term incentive award opportunity was granted in the form of performance-based units (PSUs) and 40% was granted in the form of restricted share awards (RSAs), and 2) while retaining three-year vesting and performance periods, set annual goals for the Adjusted Diluted EPS and Revenue Growth objectives, with final performance and vesting results incorporating a three-year Revenue Growth goal. For 2022, we have reverted to delivering the long-term incentive award 70% in the form of PSUs and 30% in the form of restricted stock units (RSUs) and utilizing cumulative three-year performance objectives for Adjusted Diluted EPS and Revenue Growth.

After making no adjustments to the outstanding incentives in 2020 to address the very negative impact of the pandemic on multi-year performance cycles, the Compensation Committee awarded an additional compensation opportunity to our NEOs through cash retention agreements. These agreements provide for cash payments to each NEO if they remain employed over the three-year period ending March 1, 2024. The Compensation Committee viewed these awards as critical to ensure the NEOs continued leadership, specifically over the next few years as the Company emerges from the challenges presented by the pandemic, and is imperative as this executive team is uniquely positioned to drive the Company forward to identify growth opportunities and support our clients’ evolving needs. The Compensation Committee approved the payment of the awards in cash rather than equity, to align with our ongoing efforts to minimize dilution and manage our burn rate. These cash retention agreements were approved in response to extremely unique circumstances in 2021 stemming from the COVID-19 pandemic, and we do not intend to provide any cash-based retention awards to our NEOs in the future.

Throughout 2021, we engaged with shareholders and other key constituents as part of our ongoing outreach efforts. These conversations focused on the evolution of the Company’s strategy and the impacts of the global pandemic; our compensation philosophy; our ongoing refresh process for the board of directors, including how we will continue to foster diversity among board members; and environmental, social and governance matters. For additional information on Huron’s commitment to a more sustainable future, refer to our annual Environmental, Social and Governance report, which includes our Sustainability Accounting Standards Board (SASB) index, and is available on the investor relations section of our website at: https://ir.huronconsultinggroup.com.

Our non-executive Chairman and the chair of the Compensation Committee were made available for consultation with our major shareholders. The feedback received through our shareholder outreach efforts is communicated to and considered by the full board of directors and, where appropriate, informs our decisions and strategy.

At the 2021 Annual Meeting, approximately 91% of votes cast were in support of the named executive officer compensation. We view this strong support of our compensation programs as a reflection of the deep alignment between our executives’ pay and shareholder value, as well as the Compensation Committee and board’s stewardship of our people and compensation strategies during 2020 and early 2021.

Our Say on Pay Proposal is found in Proposal 2 of this Proxy Statement, and the board recommends that you vote ‘FOR’ this proposal. We also invite you to consider additional information on our compensation philosophy and decisions in the section entitled “Executive Compensation” in this Proxy Statement.

Sincerely,

H. Eugene Lockhart	Hugh E. Sawyer	John McCartney

Ekta Singh-Bushell	Debra L. Zumwalt	Peter K. Markell

i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 6, 2022

We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their shareholders over the Internet. On or about March 25, 2022, we mailed to shareholders of record on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report to Stockholders online. If you received a Notice by mail, you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by e-mail by following the instructions listed on the Notice. The Notice also contains instructions for voting over the Internet.

GENERAL INFORMATION ABOUT THE MEETING

QUORUM AND VOTING REQUIREMENTS

The Company has one class of common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 7, 2022 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 21,331,256 shares of common stock issued and outstanding.

The proxy is solicited from the holders of record of the common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders of record who are present at the Annual Meeting may revoke their proxies and vote at the Annual Meeting.

If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to revoke voting instructions given to your bank or broker, you must follow its instructions. If you would like to attend the Annual Meeting and vote these shares at the Annual Meeting, you must obtain a proxy from your bank or broker. You must request the proxy from your bank or broker; it will not automatically supply one to you.

All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

A quorum, consisting of at least one-third of shares of common stock issued and outstanding, must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes on some proposals but not others, will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Company’s third amended and restated certificate of incorporation divides the Company’s board of directors into three classes, with each class being elected to a three-year term.

The board of directors has nominated John McCartney, Ekta Singh-Bushell and Peter K. Markell as Class III Directors to be voted upon at the 2022 Annual Meeting. James H. Roth and H. Eugene Lockhart are Class I Directors serving terms ending at the 2023 Annual Meeting. Hugh E. Sawyer and Debra Zumwalt are Class II Directors serving terms ending at the 2024 Annual Meeting.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of the three nominees as Class III Directors and the other matters described herein. The board of directors knows of no reason that Mr. McCartney, Ms. Singh-Bushell and Mr. Markell might be unavailable to serve as the Class III Directors, and each has expressed an intention to serve, if elected. If Mr. McCartney, Ms. Singh-Bushell or Mr. Markell is unable to serve, the shares represented by all valid proxies will be voted “FOR” the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class III Director and any other person pursuant to which any of such nominees were selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting that are voted, provided that a quorum is represented at the meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted “FOR” the election of Mr. McCartney, Ms. Singh-Bushell and Mr. Markell as Class III Directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. MCCARTNEY MS. SINGH-BUSHELL AND MR. MARKELL AS CLASS III DIRECTORS.

ABOUT THE BOARD

		Class		Committees
Name	Principal Occupation		Independent	A	C	N&CG	Tech
John McCartney Age 69, Director since 2004	Non-executive Chairman, Huron Consulting Group Inc.	Class III 2022	🌑	🌑		🌑c
Ekta Singh-Bushell Age 50, Director since 2019	Strategic adviser to DecisionGPS, LLC	Class III 2022	🌑		🌑	🌑	🌑c
Peter K. Markell Age 66, Director since 2022	Retired Executive Vice President of Administration and Finance, CFO and Treasurer, Mass General Brigham	Class III 2022	🌑
Not Standing for Election
H. Eugene Lockhart Age 72, Director since 2006	Chairman and Managing Partner of MissionOG LLC	Class I 2023	🌑	🌑c	🌑		🌑
James H. Roth Age 64, Director since 2009	Chief Executive Officer of Huron Consulting Group Inc. and Huron Consulting Services LLC, our principal operating subsidiary	Class I 2023
Hugh E. Sawyer Age 67, Director since 2018	Retired President and Chief Executive Officer, Regis Corporation	Class II 2024	🌑	🌑	🌑	🌑
Debra Zumwalt Age 66, Director since 2014	Vice President and General Counsel, Stanford University	Class II 2024	🌑		🌑c	🌑	🌑

A – Audit Committee                                                                          c - Chairperson

C – Compensation Committee

N&CG – Nominating and Corporate Governance Committee

Tech - Technology and Information Security Committee

The below table summarizes the core competencies that our directors bring to the board. More detailed information on each of the director’s experience, qualifications, attributes and skills is more thoroughly described in the biographies following this table. Huron is currently in the process of determining the appropriate standard for ESG expertise and it is our intention to include this line item in our proxy statement next year.

Skills Matrix

Board of Directors Snapshot (1)

(1) Data as of 03/16/2022 and includes Mr. Roth.

The below table reflects the board diversity matrix in accordance with Nasdaq Listing Rule 5605(f)(4),

Board Diversity Matrix (As of Record Date)

Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity

Directors	2	5	0	0

Part II: Demographic Background

African American or Black	0	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	1	0	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	1	5	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	0

Presented below is information regarding the directors of the Company.

NOMINEES TO BOARD OF DIRECTORS

John McCartney Director since October 2004 Non-executive Chairman of the Board (May 2010) Nominating and Corporate Governance Committee (Chair) Audit Committee (Member)

Professional Experience

Mr. McCartney joined the executive management team of US Robotics in March 1984 as Vice President and Chief Financial Officer. At US Robotics, he served in various executive capacities, including as Executive Vice President, International, until serving as President and Chief Operating Officer from January 1996 until its merger with 3Com Corporation in June 1997. From June 1997 to March 1998, Mr. McCartney held the position of President of 3Com Corporation’s Client Access Unit.

Board Service

Mr. McCartney has served on the board of Datatec Limited, a publicly traded networking technology and services company since 2007, where he currently is a member of its nominations committee. Mr. McCartney also serves as a director of EQT, Corp., a natural gas exploration and production company and as a member of its public policy and corporate responsibility, and corporate governance committees. During the last five years, Mr. McCartney previously served on the boards of Transco, Inc. a Chicago-based company that provides solutions to customers in the electric utility industry, Westcon Group, Inc., a specialty distributor of networking and communications equipment, Rice Energy Inc., a publicly traded independent natural gas and oil company, and Covance Inc., a publicly traded drug development services company. In addition, Mr. McCartney served as Chairman of the board of trustees of Davidson College from 2004 to 2008.

Education

Mr. McCartney received a B.A. in Philosophy from Davidson College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Individual Contributions

Mr. McCartney has served as chairman and vice chairman of the boards of a number of public and private organizations, including companies with a focus on healthcare and drug development and an institution of higher education. Mr. McCartney, a former Certified Public Accountant, brings to the Huron board, and the audit committee in particular, his prior experience as chief financial officer and chief operating officer of a public company, which has enabled him to contribute to Huron’s development into a prominent consultancy.

Ekta Singh-Bushell Director since May 2019 Technology and Information Security Committee (Chair) Compensation Committee (Member) Nominating and Corporate Governance Committee (Member)

Professional Experience

Ms. Singh-Bushell was the Chief Operating Officer, Executive Office at the Federal Reserve Bank of New York from 2016-2017. Prior to that, she spent over 17 years at Ernst & Young (“EY”), where she served in various leadership roles, including Global Coordinating Partner, Americas Innovation & Digital Strategy Leader, Global/Americas Tech Ops Executive, Global Information Security Officer and Northeast Advisory People Leader. During her tenure at EY she led transformations of companies across multiple industries through technological and digital change. Cranfield University nominated her to the 2017 Female FTSE Index: 100 Women to Watch, and in 2013, the Council of Urban Professionals recognized her contributions with a Catalyst Change Agent award.

Board Service

Ms. Singh-Bushell has served on the boards of NET 1 UEPS Technologies, Inc., a publicly traded financial technologies company, since 2018 (currently as Chair of the audit committee and member of the nominating and governance, and social and ethics committees), Designer Brands Inc., a publicly traded footwear and accessories company, since 2018 (currently as a member of the audit and nominating and governance committees), TTEC Holdings, Inc., a publicly traded consumer experience technology and services company, since 2017 (currently as a member of the audit and nominating and governance committees), and as the lead independent director of Datatec Limited, a publicly traded networking technology and services company, since 2018 (currently as a member of the audit, risk & compliance, remunerations and nominations committees). Ms. Singh-Bushell advises SAAS startups and has served as a strategic adviser to MissionOG since 2020 and DecisionGPS, LLC since 2015.

Education

Ms. Singh-Bushell received a Masters in Electrical Engineering & Computer Science from the University of California, Berkeley and a Bachelors of Engineering from the University of Poona, India. In addition, Ms. Singh-Bushell is a licensed Certified Public Accountant and holds advanced international certifications in ESG, corporate governance, information systems security, and audit.

Individual Contributions

Ms. Singh-Bushell’s extensive experience managing and leading a global professional services firm, advising senior executives around the globe, and serving on public company boards from various industries, coupled with her knowledge of technology, finance, and cybersecurity, enables her to bring a broad range of capabilities to the Huron board. She also offers a unique perspective through her diverse global management expertise, age and gender diversity and proven track record working on transformations in the digital and technology space.

Peter K. Markell Director since March 2022

Professional Experience

Mr. Markell served as the Executive Vice President of Administration and Finance, CFO and Treasurer at Mass General Brigham from 1999 until his retirement in March 2021, where his responsibilities included financial oversight of $14 billion in operations with assets of approximately $21 billion, and management within the areas of Corporate Finance, Research Management, Information Systems, Real Estate, Treasury and Human Resources. Prior to his roles as an executive at Mass General Brigham, Mr. Markell was an Audit Partner at Ernst & Young and served as Interim Chief Financial Officer at Massachusetts General Hospital.

Board Service

Mr. Markell has served on the board of Eastern Bank since 2006 where he currently is a member of its audit committee, risk management committee and nominating and corporate governance committee and is currently Chair of the compensation committee. During the last five years, Mr. Markell has served on the Board of Trustees of Boston College, including serving as Chair.

Education

Mr. Markell is a Certified Public Accountant and earned his B.S./B.A. with concentrations in Accounting and Finance from Boston College.

Individual Contributions

Mr. Markell, a Certified Public Accountant, brings to the Huron board, and the audit committee in particular, his prior experience as chief financial officer and chief administrative officer of a large hospital as well as his prior board service to a major U.S. college which will enable him to contribute to Huron’s Healthcare and Education industries. Mr. Markell is based in Boston, where he will be in close proximity to Huron’s Innosight Strategy and Innovation team located in Lexington, Massachusetts.

DIRECTORS NOT STANDING FOR ELECTION

James H. Roth Director since November 2009 Chief Executive Officer of Huron Consulting Group Inc. and Huron Consulting Services LLC (July 2009)

Professional Experience

As a founding member of Huron, Mr. Roth guided and grew Huron’s Higher Education consulting practice to a position of preeminence in the industry. He has more than 35 years of consulting experience working with many of the premier research universities and academic medical centers. Under his leadership as CEO, Huron has been named one of Forbes’ Best Management Consulting Firms, one of Forbes’ America’s Best Employers and by Consulting magazine as one of the Best Firms to Work For. He served as President of Huron from March 2011 to February 2019. He also served as Vice President, Health and Education Consulting for the Company from January 2007 until July 2009. Since Huron’s inception in 2002, until he became CEO, Mr. Roth was a managing director and practice leader of the Company’s Higher Education consulting practice, which he grew into one of our largest organically grown practices within the Company.

Board Service

Mr. Roth has served on the boards of Shorelight Holdings LLC, a U.S.-based company focused on partnering with leading nonprofit universities to increase access and retention of international students and boost institutional growth since 2014, and Lurie Children’s Pediatric Anesthesia Associates, a Chicago-based medical group practice, since 2019. During the last five years, Mr. Roth previously served on the board of Keypath Education Holdings, LLC, a leading provider of comprehensive marketing and enrollment management services to colleges and universities and of Aviv REIT, a self-administered real estate investment trust specializing in skilled nursing facilities.

Education

Mr. Roth received a B.A. in Political Science and Economics from Vanderbilt University and an M.B.A. from Southern Methodist University.

Individual Contributions

Through his distinguished career as both an officer and consultant at Huron, Mr. Roth brings to the board his hands-on perspective of the strategy and operations of institutions of higher education and academic medical centers, including their research facilities. Twice named by Consulting magazine as one of the Top 25 Most Influential Consultants, Mr. Roth contributes to the board a unique understanding of the Huron organization, the consulting business, and the businesses of our clients.

H. Eugene Lockhart Director since December 2006 Audit Committee (Chair) Compensation Committee (Member) Technology and Information Security Committee (Member)

Professional Experience

Since October 2014, Mr. Lockhart has been the founder, Chairman and Managing Partner of MissionOG LLC, a venture capital firm with significant operational and investment experience across the financial services and payments industries. Since July 2020, Mr. Lockhart has served as a Senior Advisor to Blackstone across the firm’s business, with a focus on Blackstone Growth and Blackstone Tactical Opportunities. He also served as Special Adviser at General Atlantic LLC, a leading global growth investment firm, from 2012 to 2019. From 2002 until 2012, Mr. Lockhart was a venture partner at Oak Investment Partners, a venture capital firm. Through these investment firms, Mr. Lockhart has been actively involved in overseeing the management of high growth companies, including NetSpend, Argus Information, Metro Bank PLC, CLIP, DemystData, Factor Trust, Avant, BillDesk, and others. Prior leadership positions include President of Global Retail Bank at Bank of America, President and Chief Executive Officer of MasterCard International, and CEO of Midland Bank plc.

Board Service

Mr. Lockhart has served on the board of Alkami Technology, Inc., a digital banking systems provider, since May 2021. During the last five years, Mr. Lockhart previously served on the boards of Metro Bank PLC, a publicly traded retail bank operating in the U.K.; Community Choice Financial, a neighborhood-based financial services company; and Aaron’s, Inc., a lease-to-own retailer of furnishings, electronics and appliances. Additionally, Mr. Lockhart has previously served on numerous philanthropic boards, including as Chair of the Thomas Jefferson Foundation (Monticello) and as the Chairman of the Darden School Foundation at the University of Virginia.

Education

Mr. Lockhart received a B.S. in Mechanical Engineering from the University of Virginia and an M.B.A. from The Darden Graduate School of Business at the University of Virginia. In addition, Mr. Lockhart is a Certified Public Accountant, licensed in the Commonwealth of Virginia.

Individual Contributions

Mr. Lockhart brings to Huron’s board his considerable experience overseeing and growing companies in which he represents venture capital investors, his experience as chief executive officer of leading corporations, and his service on the boards of companies and foundations in such fields as healthcare, education, pharmaceuticals, and financial services. In addition, as a former executive and chairman of some of the most visible companies in the world, Mr. Lockhart contributes a broad array of contacts to Huron.

Hugh E. Sawyer Director since February 2018 Audit Committee (Member) Compensation Committee (Member) Nominating and Corporate Governance Committee (Member)

Professional Experience

Mr. Sawyer served as the President and Chief Executive Officer of Regis Corporation beginning in April 2017, a corporation that owns, franchises and operates beauty salons worldwide. Mr. Sawyer retired from Regis in October 2020. Mr. Sawyer previously served as a managing director at Huron, starting in January 2010, and led the Operational Improvement Service Line for Huron’s Business Advisory Practice. He has more than 35 years of experience leading operational improvements, turnarounds, mergers and acquisitions and strategic transformations for both public and private companies across a diverse group of industries. While at Huron, he served as Interim President and CEO of JHT Holdings, Inc., a provider of specialized transportation and logistics services, from January 2010 to March 2012; as the Chief Administrative Officer of Fisker Automotive Inc. (now known as Fisker Inc.), a manufacturer of hybrid electric vehicles, from January 2013 to March 2013; as Chief Restructuring Officer of Fisker Automotive from March 2013 to October 2013; and as Interim President of Euramax International, Inc., a global manufacturer of building products, from February 2014 to August 2015. Including Regis, he has served as the president or chief executive officer of nine companies, including Wells Fargo Armored Service Corporation, The Cunningham Group, Inc., National Linen Service, Inc., Aegis Communications Group, Inc., Allied Holdings, Inc., and Legendary Holdings, Inc.

Board Service

During the last five years, Mr. Sawyer previously served on the boards of Regis Corporation, JHT Holdings, Inc., Energy Future Competitive Holdings Company LLC and its subsidiary, Texas Competitive Electric Holdings Company LLC, and on the board of managing trustees of the Edison Mission Energy Reorganization Trust.

Education

Mr. Sawyer received a B.A. in English with honors from the University of Florida.

Individual Contributions

Mr. Sawyer has a proven history of providing transformational leadership to companies in a broad range of industries, including consumer retail, utilities, healthcare, transportation and logistics, CRM solutions and telecommunications, automotive, and real estate development. Mr. Sawyer also has an extensive governance background as a board member for numerous businesses with sophisticated constituents facing complex circumstances, and has brought this experience with him to the Huron board.

Debra Zumwalt Director since October 2014 Compensation Committee (Chair) Nominating and Corporate Governance Committee (Member) Technology and Information Security Committee (Member)

Professional Experience

Since 2001, Ms. Zumwalt has been the Vice President and General Counsel of Stanford University and is in charge of the legal services provided to the University and its affiliated hospitals with combined annual revenues of over $12 billion. Ms. Zumwalt is a member of the University Cabinet and provides governance, legal and strategic advice to the boards of the University, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford, and Stanford Management Company, which manages over $30 billion in assets. Ms. Zumwalt is also a member of the board of overseers for SLAC National Accelerator Laboratory at Stanford, and a director of SUMIT Holding International, LLC, SUMIT Insurance Company Ltd. and PEAC, a holding company and insurance companies providing insurance coverage for the Stanford hospitals and physicians. From 1993 to 2001, Ms. Zumwalt was a partner at Pillsbury Winthrop LLP, where she specialized in complex civil litigation and higher education law, and served as managing partner of the Silicon Valley office and a member of the firm’s governing board. Previously, from 1987 to 1993, Ms. Zumwalt was Senior University Counsel at Stanford, responsible for advising and representing the University in connection with congressional hearings, criminal and civil investigations, negotiations and litigation matters. Prior to joining Stanford in 1987, Ms. Zumwalt worked as litigation counsel for Chevron Chemical Company and as a litigation associate for Pillsbury Winthrop LLP in San Francisco.

Board Service

Ms. Zumwalt currently serves on the board of Exponent, Inc., a publicly traded engineering and scientific consulting company and on the board of the American University of Afghanistan. Ms. Zumwalt previously served on other nonprofit boards in education and legal services.

Education

Ms. Zumwalt received a B.S. in Political Science from Arizona State University and a J.D. from Stanford Law School.

Individual Contributions

Given the many roles she serves in connection with her position as chief legal officer of a university with three affiliated hospitals, Ms. Zumwalt is uniquely qualified to share with the Huron board her experience with navigating the challenges faced by both higher education and healthcare organizations. Ms. Zumwalt also contributes to the Huron board a perspective on the law and governance through her background as a former partner of a well-renowned law firm and her current membership on the boards of corporate and academic organizations.

DIRECTOR INDEPENDENCE

Our board of directors makes an annual determination regarding the independence of each of our directors. The board also makes this determination for new director nominees. The board of directors has determined that each of Messrs. Lockhart, McCartney, Sawyer and Markell and Ms. Zumwalt and Ms. Singh-Bushell is “independent” as defined in the applicable listing standards of The NASDAQ Stock Market Inc. (“NASDAQ”). In making its determination, the board of directors considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director or any material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company). In determining that Ms. Zumwalt is independent, the board of directors conducted a thorough review of payments made by Stanford University, which employs Ms. Zumwalt, to the Company for consulting services provided by the Company. After taking into consideration that revenues from Stanford University comprised 0.07% of Huron’s revenues for the year 2021, 0.08% of Huron’s revenues for the year 2020, and 0.08% of Huron’s revenues for the year 2019, the board of directors determined that this relationship would not interfere with Ms.  Zumwalt’s exercise of independent judgment in carrying out her responsibilities as a director.

CORPORATE GOVERNANCE

BOARD COMPOSITION, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

BOARD COMPOSITION

The Nominating and Corporate Governance Committee, in conjunction with the Chair and the full board, is actively evaluating the future composition of the board in light of the age, tenure and experience of its current members. This multi-year refresh process is intended to ensure that the board has the best mix of knowledge, skills, diversity, industry expertise and business acumen, derived from high quality professional experience, to evaluate and support the Company’s strategy going forward. The Nominating and Corporate Governance Committee believes that its current directors, several of whom have extensive experience leading and managing professional service businesses, provide significant insight into the Company and its operations and provide valuable contributions to the board. The Nominating and Corporate Governance Committee also recognizes the potential benefits of the fresh perspectives that highly qualified new directors might bring to the board as well as the benefits of increased innovation and creativity that is fostered by greater diversity on the board.

On March 16, 2022, we announced that the board elected Mr. Peter Markell as a director of the Company. (See page 7 for Mr. Markell’s biography.) The board believes Mr. Markell’s recent experience as a senior executive of one of the world’s leading academic medical centers and the chair and board member of a highly regarded research university, as well as his prior experience as a partner at a global professional services firm make him uniquely qualified to contribute to the Huron board. Further, his ability to serve as a designated financial expert will bring added strength and depth to the Audit Committee. Additionally, in anticipation of C. Mark Hussey’s new role as Chief Executive Officer effective January 1, 2023, it is the board’s intention to elect him to the board during 2022.

In conjunction with our board refreshment process, the board has considered certain other governance matters which are of concern to some shareholders. The board recognizes that Mr. McCartney and Mr. Lockhart are relatively long-tenured directors, having served 17 years and 15 years on the board, respectively. The Nominating and Governance Committee and the full board have reviewed this matter with specific regard to whether their length of service impacts their independence. It is the full board’s considered judgment that both Mr. McCartney’s and Mr. Lockhart’s independence has not been compromised by their tenure. The board also believes that both directors provide valuable institutional knowledge and significant insight to the Company, garnered through their extensive and relevant experience as active advisors and current board members of other high-growth companies. The board also recognizes that it has added four new directors over the past eight years who provide new perspectives on the firm’s strategy and operations.

As of the date of this proxy, Ms. Ekta Singh-Bushell serves on the boards of five publicly traded companies. The board recognizes that the voting guidelines of certain of our shareholders consider this incidence of board service as “overboarded.” The Nominating and Governance Committee and the full board examined Ms. Singh-

Bushell’s performance in the context of her commitments when considering her renomination for election. It is the board’s considered opinion that Ms. Singh-Bushell’s performance as a director at Huron has been active and diligent and in no way impeded by other commitments. She brings to the Huron board important expertise in digital and cybersecurity and contributes extensively on all other matters which the board addresses. Moreover, the Committee determined that the knowledge and experience that Ms. Singh-Bushell gains from these additional commitments provide an important dimension to our board, especially in the financial and technology sectors, that are directly relevant to Huron’s growth strategy.

The Nominating and Corporate Governance Committee will continue to consider a variety of factors as it works to enhance the composition of the board, increase diversity, reduce average tenure and ensure structured and orderly board succession through a process of both board member additions and retirements. As a result, during the next several years, the board may occasionally expand or contract as the refresh process is executed. It is the expressed desire of the board that it continue to remain relatively small in number and composed principally of non-executive directors. The Nominating and Governance Committee believes that Mr. Markell possesses an exceptional skill set and will be an outstanding addition to our board. However, the Committee also recognizes that Mr. Markell’s election, while bringing fresh perspectives, does not address our other stated objectives of bringing enhanced age, gender, or racial and/or ethnic diversity to the board. We remain actively engaged in our board refreshment process and expect to add at least one additional director in the coming quarters.

The Nominating and Corporate Governance Committee will consider as director candidates qualified individuals recommended by stockholders through the process described below and, although it has not done so in the past, may consider candidates identified by professional search firms.

BOARD LEADERSHIP

Huron formally separated the roles of chairman of the board and chief executive officer in 2010. Our Non-executive Chairman is John McCartney and our Chief Executive Officer is James H. Roth. As Non-executive Chairman, Mr. McCartney, in consultation with Mr. Roth, develops the agendas for board meetings, determines the appropriate scheduling for board meetings, assesses the quality, quantity and timeliness of information provided from management to the board, assists the Nominating and Corporate Governance Committee in monitoring and implementing our Corporate Governance Guidelines and otherwise takes steps to ensure that the board is acting in the long-term best interests of the Company. Mr. McCartney also chairs executive sessions of the board.

The board has determined that our current board leadership structure is appropriate for the Company, as it believes the separation of powers is beneficial for our organization. The board recognizes that Mr. McCartney has served as Non-executive Chairman since 2010 and, in conjunction with the overall board refreshment process, has discussed whether the election of a new board chair might be in the best interests of the Company. In light of the impending CEO leadership transition (which is discussed on page 20 of this proxy) and after extensive discussion and consultation with Mr. Roth and Mr. Hussey, the board has concluded that it is not in the best interests of the Company to have simultaneous changes in CEO and board leadership. It is the board’s present intention that, subject to his re-election by the shareholders at the upcoming annual meeting, Mr. McCartney will continue to serve as Non-executive Chairman for some period after Mr. Hussey becomes CEO but will step down as Non-executive Chairman prior to the expiration of his upcoming term in May 2025. In addition, effective at the 2022 annual meeting, Ms. Ekta Singh-Bushell will replace Mr. McCartney as chair of the Nominating and Governance Committee.

RISK OVERSIGHT

One of the board’s responsibilities is to review the adequacy of the Company’s systems for compliance with all applicable laws and regulations, for safeguarding the Company’s assets and for managing the major risks it faces. The board executes its responsibility for risk management directly and through its committees in a variety of ways, including the following:

BOARD MEETINGS AND COMMITTEES

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings, and by the actions of its committees. During 2021, the board of directors held eleven meetings.

During 2021, each board member attended at least 75% of the aggregate number of board meetings and meetings of all the committees on which the director served. In addition, the Huron board standard practice is for all members of the board to attend each committee meeting, whether or not they serve on that committee, and for which only the committee members receive an attendance fee. Although the Company does not have a formal policy regarding director attendance at our annual meetings, we encourage directors to attend. All of the directors attended the 2021 Annual Meeting of Stockholders.

The board of directors operates in part through its four committees: Audit, Compensation, Nominating and Corporate Governance and Technology and Information Security. All committee members are “independent” as defined in the applicable listing standards of NASDAQ. In addition, all Compensation Committee members are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). All Audit Committee members meet the criteria for independence set forth in SEC Rule 10A-3(b)(1). A detailed discussion of each committee’s mission, composition and responsibilities is contained within the committee charters available in the Investor Relations section of the Company’s website at www.huronconsultinggroup.com.

Audit Committee

The Audit Committee responsibilities include overseeing our accounting and financial reporting processes, the audits of our financial statements, and the Company’s internal controls over financial reporting. The Audit Committee is also responsible for the appointment, compensation, retention, oversight and evaluation of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing audit, review or attest services for us. As such, the Audit Committee approves audit and permitted non-audit services and applicable fees. The Audit Committee met seven times in 2021. The members of the Audit Committee are Messrs. Lockhart (Chair), McCartney and Sawyer. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that each of Messrs. Lockhart, McCartney and Sawyer is an “audit committee financial expert,” as defined by the applicable securities regulations, and that each member of the Audit Committee satisfies the applicable NASDAQ listing standards for audit committee membership. It is the intention of the board to appoint Mr. Markell to the Audit Committee prior to the Annual Meeting.

The Report of the Audit Committee for the fiscal year ended December 31, 2021 appears below under the caption “PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM—Report of the Audit Committee.”

Compensation Committee

Pursuant to its charter, the Compensation Committee responsibilities include overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors, each of which the Compensation Committee reviews annually and makes changes as it deems appropriate. The Compensation Committee met seven times in 2021. The members of the Compensation Committee are Ms. Zumwalt (Chair), Mr. Lockhart, Mr. Sawyer and Ms. Singh-Bushell.

Management assists the Compensation Committee in the performance of its duties as described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Management.” In addition, during 2021, the CEO participated in all of the Compensation Committee’s meetings and in all of the executive sessions, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives. The Compensation Committee engaged the firm of Pay Governance LLC as its outside compensation advisor to assist the Compensation Committee in the execution of its charter. The support provided by the advisor is described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Compensation Advisor.” The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION—Compensation Committee Report.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee responsibilities include identifying and recommending to the board of directors appropriate director nominee candidates and providing oversight with respect to corporate governance and corporate social responsibility matters. The Nominating and Corporate Governance Committee met four times in 2021.

The members of the Nominating and Corporate Governance Committee are Mr. McCartney (Chair), Ms. Zumwalt, Ms. Singh-Bushell and Mr. Sawyer.

Directors may be nominated by the board of directors or by stockholders in accordance with the bylaws of the Company. The Nominating and Corporate Governance Committee will review all candidates for nomination to the board of directors, including those proposed by stockholders as provided below. The Nominating and Corporate Governance Committee reviews the person’s judgment, experience, independence, understanding of the Company’s business or other related industries, and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The Nominating and Corporate Governance Committee selects qualified candidates and reviews its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.

For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s Corporate Secretary. In addition, the Company’s bylaws permit stockholders to nominate directors at a stockholders’ meeting. To make a director nomination at the annual meeting, a stockholder must notify the Company’s Corporate Secretary within the time periods specified under “SUBMISSION OF STOCKHOLDER PROPOSALS” below. Notices should be sent to: Corporate Secretary, Huron Consulting Group Inc., 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@hcg.com. In either case, the notice must meet all of the requirements contained in the bylaws.

Technology and Information Security Committee

The Technology and Information Security Committee responsibilities include reviewing the Company’s technology-related strategies and significant technology-related initiatives and operations, overseeing major technology-related risks, including information security, data protection and cybersecurity, and monitoring and evaluating existing and future trends in technology that may affect the Company’s strategic plan. The Technology and Information Security Committee met five times in 2021.

The members of the Technology and Information Security Committee are Ms. Singh-Bushell (Chair), Mr. Lockhart and Ms. Zumwalt. The committee members have significant knowledge and experience in technology and information security related strategies, operations, risk management and governance through their extensive professional experience and board service. The committee members also draw upon the skills and insight of the full board and regularly liaise with the Company’s Chief Information Officer. It is the intention of the board to appoint Mr. Markell to the Technology and Information Security Committee prior to the Annual Meeting.

DIRECTOR RESIGNATION POLICY

The Company’s Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than “for” his or her election shall promptly tender his or her resignation to the board of directors following certification of the election results, subject to acceptance by the board of directors. For purposes of this policy, (i) an “uncontested” election is one in which the number of persons properly nominated for election as directors as of the date that is ten (10) days before the record date for determining stockholders entitled to notice of or to vote at such meeting is not greater than the number of directors to be elected, and (ii) broker non-votes will not be counted as either votes “withheld” from or “for” such person’s election.

The Nominating and Corporate Governance Committee shall make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors shall determine whether to accept or reject the tendered resignation, or whether other action should be taken, in its sole discretion, and publicly disclose its decision regarding the tendered resignation within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the board of directors in making its decision may each consider any factors or other information that they consider appropriate and relevant.

If any director’s resignation is not accepted by the board of directors, such director shall continue to serve until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. If a director’s resignation is accepted by the board of directors pursuant to this policy, then the board of directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2 of Article III of the bylaws of the Company or may decrease the size of the board of directors pursuant to Section 1 of Article III of the bylaws of the Company.

DIVERSITY OF BOARD SKILLS AND EXPERIENCE

The Nominating and Corporate Governance Committee, in discussing board composition, has focused on diversity of experience and perspectives in relation to guiding and overseeing the development of the business. Consistent with the Company’s longstanding focus on diversity and inclusion, the committee believes it should reflect over time a diversity of gender, race, ethnicity and age. Although Huron does not have a formal policy on board member diversity and the committee follows no strict criteria when making decisions, the committee believes that considering diversity is aligned with the board’s objective of enhancing composition to most effectively evaluate and support the Company’s strategy going forward. In addition to the considerations mentioned above under the “Nominating and Corporate Governance Committee” section, the Nominating and Corporate Governance Committee seeks candidates with prior management experience, experience on public company boards and in relevant industries and the candidate’s ability to bring diversity to the board, which includes diverse viewpoints and perspectives.

COMPENSATION OF DIRECTORS

The Huron non-employee director compensation program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program consists of both a cash component, designed to compensate non-employee directors for their service on the board and its committees, and an equity component, designed to align the interests of non-employee directors and stockholders. Mr. Roth receives no compensation for his service on the board.

The director compensation program is comprised of the following elements:

Compensation Element	Compensation
Annual cash retainer (1)	Non-executive Chairman - $235,000 Vice Chairman - $85,000 (6) Other non-employee directors - $60,000
Annual restricted stock grant	$170,000 in the form of restricted stock (2)
Initial grant to a new non-employee director	Restricted stock grant equal to $200,000 (3)
Annual committee chairperson retainer (4)	Audit - $15,000 Compensation - $15,000 Nominating and Corporate Governance - $10,000 Technology and Information Security Committee - $10,000
Board and committee meeting fee	$1,000 per meeting (4) (5)
Stock ownership requirement	Non-employee directors are expected to own Huron stock equal to five times the annual cash retainer of $60,000

(1)

The non-executive members of the board of directors, in consideration of the continued impact of the COVID-19 pandemic on the Company and in alignment with cost-saving measures taken throughout the Company, waived their cash retainer fee for the first quarter of 2021 (which in the case of the non-executive Chairman is $58,750 and in the case of all other non-employee directors is $15,000), exclusive of meeting attendance fees, or committee chair fees.

(2)

Granted on the date of the Company’s annual meeting and priced based upon the closing stock price on the date of grant which vests ratably over 12 quarters. If a new non-employee director joins the board after the Company’s annual meeting, the award is prorated as follows:

•	If the new director joins within six months of the Company’s annual meeting, the director will receive half of the annual grant.
•	If the new director joins over six months after the Company’s annual meeting, no grant will be made.

(3)	Will vest ratably over 12 quarters.

(4)	The Chairman of the board does not receive committee chair fees or board and committee meeting fees.

(5)	All directors are reimbursed for out-of-pocket expenses for attending board and committee meetings.

(6)	Currently, none of the board members are serving in the role of Vice Chairman.

Directors are eligible to participate in our deferred compensation plan, which is described under the caption “EXECUTIVE COMPENSATION—2021 Nonqualified Deferred Compensation.” One director participated from 2013 through 2018, and a second director elected to participate beginning in 2015.

DIRECTOR COMPENSATION TABLE

The following table summarizes the fees paid and the aggregate grant date fair value of shares granted to each of the non-employee directors in 2021. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($) (4)	Stock Awards ($)(1)	Total ($)
H. Eugene Lockhart (2)	90,000	169,980	259,980
Peter K. Markell (5)	0	0	0
John McCartney (2)(3)	176,250	169,980	346,230
Hugh E. Sawyer (2)	65,000	169,980	234,980
Ekta Singh-Bushell (2)	82,000	169,980	251,980
Debra Zumwalt (2)	87,000	169,980	256,980

(1)

This column represents the aggregate grant date fair value of shares granted to our directors in 2021. Grant date fair value is based on the closing price of Huron stock on the day of grant. Each of these grants vests ratably over the 12 calendar quarters following the grant.

(2)	At December 31, 2021, each of Messrs. Lockhart, McCartney, and Sawyer and Ms. Zumwalt held 4,955 shares of restricted common stock and Ms. Singh-Bushell held 5,633 shares of restricted common stock.
(3)	Mr. McCartney has access to office space at the Company’s principal business offices in Chicago. The Company does not incur any incremental costs in connection with the provision of this office space.
(4)

Includes cash board fees deferred by non-employee directors under our Deferred Compensation Plan, as further described under the heading “Deferred Compensation Plan” on page 37. During 2021, Ms. Zumwalt was the only non-employee director to make deferrals of her cash board fees in the Deferred Compensation Plan. Ms. Zumwalt and Mr. McCartney have account balances in the Deferred Compensation Plan. The earnings on Ms. Zumwalt’s and Mr. McCartney’s account balances in the Deferred Compensation Plan were $226,323 and $166,503, respectively, in 2021.

(5)	Mr. Markell was elected to the Board of Directors on March 16, 2022. He did not own any shares of Huron stock as of December 31, 2021.

EXECUTIVE OFFICERS

The Company’s executive officers are as follows:

Name	Age	Position
James H. Roth	64	Chief Executive Officer and Director
C. Mark Hussey	61	President and Chief Operating Officer
John D. Kelly	46	Executive Vice President, Chief Financial Officer and Treasurer
Ernest W. Torain, Jr.	57	Executive Vice President, General Counsel and Corporate Secretary

James H. Roth’s biographical information is provided above under the caption “Directors Not Standing for Election.”

C. Mark Hussey, President and Chief Operating Officer

C. Mark Hussey was appointed President of Huron in February 2019 and was appointed Chief Operating Officer of Huron in February 2014. He served as an Executive Vice President from July 2011 until February 2019. He had served as Chief Financial Officer from July 2011 until January 2017, and served as Huron’s Treasurer from July 2011 until February 2016. Prior to joining Huron, from 2002 to 2011, Mr. Hussey served as Chief Financial Officer at Crosscom National, LLC, a privately held professional IT services organization deploying and servicing in-store technology solutions for large, national retailers. In that role, he was responsible for all finance and administrative functions for the company. Prior to that, from 2000 until 2002, he served as Executive Vice President and Chief Financial Officer, North America, at Information Resources,Inc. During his career, Mr. Hussey has held senior finance, accounting and investor relations positions at entities such as EZLinks Golf, Inc., Dominick’s Finer Foods, Inc., and the Quaker Oats Company. Mr. Hussey received a B.S. in Accountancy from the University of Illinois, Urbana-Champaign and an M.B.A. in Finance from the University of Chicago Graduate School of Business. He holds professional designations as a Chartered Financial Analyst, Certified Management Accountant, and Certified Public Accountant.

John D. Kelly, Executive Vice President, Chief Financial Officer and Treasurer

John D. Kelly was appointed Executive Vice President and Chief Financial Officer of Huron effective January 3, 2017. He has served as Huron’s Treasurer since February 2016. He had served as Chief Accounting Officer of Huron from February 2015 until January 2017, and had served as Corporate Vice President from November 2012 until his appointment as Executive Vice President. Previously, Mr. Kelly had served as Controller of Huron from November 2012 until February 2015, and prior to that served as Assistant Controller from October 2009. Mr. Kelly served as Huron’s Assistant Treasurer from February 2015 until February 2016. Prior to joining Huron’s Finance and Accounting department, Mr. Kelly was a Director in the Company’s Disputes and Investigations practice for three years, serving clients in the manufacturing and services industries. Before he joined the Company in December 2006, Mr. Kelly had held several positions within

Deloitte & Touche’s Assurance and Advisory Services group, most recently as a Senior Manager. He received both a B.S. and M.S. in Accounting from the University of Notre Dame. Mr. Kelly is a Certified Public Accountant (Illinois). Commencing in February 2020, Mr. Kelly was appointed as a member of the Board of Directors of Shorelight Holdings LLC.

Ernest W. Torain, Jr., Executive Vice President, General Counsel and Corporate Secretary

Ernest W. Torain, Jr. was appointed Executive Vice President, General Counsel and Corporate Secretary effective March 1, 2020. Before joining Huron, from September 2010 to February 2020, Mr. Torain was in-house counsel at Illinois Tool Works Inc. (ITW), a public manufacturer of industrial equipment, in a variety of roles, most recently serving as Associate General Counsel. At ITW, Mr. Torain counseled business executives in a variety of areas, including mergers and acquisitions, litigation, intellectual property and general commercial matters. Prior to joining ITW, he spent more than six years at Vedder Price P.C., from 2004-2010, where he was a shareholder in the firm’s securities and capital markets practice. Prior to Vedder Price, Mr. Torain spent more than seven years at Katten Muchin Rosenman LLP from 1998-2004 including as a partner from 2001-2004 in the firm’s securities and M&A practices. He received his J.D. from the University of Michigan Law School and received his A.B. in economics from Dartmouth College. He is a member of The Executive Leadership Council and The Economic Club of Chicago. Commencing in February 2021, Mr. Torain was appointed as a member of the Board of Directors of Chicago Humanities Festival.

2023 CEO TRANSITION

On March 21, 2022, the Company announced that the board of directors implemented a leadership transition plan, appointing Mr. Hussey as chief executive officer effective January 1, 2023, following the retirement of Mr. Roth from the role after a distinguished 20-year career with Huron, including having served 13 years as chief executive officer.

The board recognizes that the development of management succession plans and the oversight of the execution of those plans once enacted is one of its primary responsibilities. As such, the board has consistently addressed management succession as part of its regular processes. These actions have included developing emergency succession plans, identifying potential senior leadership succession candidates, assessing such candidates’ readiness to assume greater responsibilities, and identifying developmental opportunities for potential candidates. Examples of the output of these actions include the promotion of Mr. Hussey to president in 2019 and chief operating officer in 2017 and the promotion of Mr. Kelly to chief financial officer in 2017.

In 2020, the board advanced its assessment of potential successors for the CEO position, including considering an external search, which, after deliberate discussion, was ultimately rejected.

The board long considered Mr. Hussey an extremely strong candidate for the CEO position given his significant leadership skills and deep knowledge of the company’s operations, personnel, investors and clients, developed during his management of the day-to-day operations and finances of the business in his various roles at Huron. At numerous meetings during 2021, the board discussed Mr. Hussey’s readiness to assume the role and the expected positive reaction from the managing directors and broader Huron team to his potential appointment. At the completion of these discussions, it was the board’s unanimous opinion that Mr. Hussey should succeed Mr. Roth when the latter chose to step aside.

On March 21, 2022, the Company announced the board’s execution of its leadership transition plan and appointed Mr. Hussey to become chief executive officer, effective January 1, 2023, following Mr. Roth’s retirement from the role. In anticipation of his new role as Chief Executive Officer effective January 1, 2023, it is also the board’s intention to elect Mr. Hussey to the board during 2022. The board has complete confidence in Mr. Hussey’s ability to lead the company forward to achieve it strategic objectives.

One of the key attributes of Huron’s long-term success and client-focused culture is an active presence in the marketplace. Our managing directors regularly address the issues and challenges of our clients and actively identify new business opportunities with current and potential clients. Throughout his career, Mr. Roth has been and remains extremely active with Huron’s clients, especially in the higher education and healthcare industries. He is a highly regarded thought leader and trusted advisor to the senior leadership at some of the world’s most renowned organizations. The board, Mr. Hussey and Mr. Roth all believe that Mr. Roth can and should make significant contributions to Huron’s success through continued client service, and Mr. Roth is eager to do so. Therefore, it is the board’s intention, effective January 1, 2023, to elect Mr. Roth, Vice Chairman, Client Services, a non-executive position focused on serving clients across industries and enhancing Huron’s market presence, among other activities.

DELINQUENT SECTION 16(a) REPORTS

Pursuant to Section 16(a) of the 1934 Act, the Company’s directors, executive officers and persons who beneficially own 10% or more of our common stock (the “Section 16 Reporting Persons”) are required to report their initial ownership of common stock and subsequent changes in that ownership to the SEC. Section 16 Reporting Persons are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon our review of forms filed by the Section 16 Reporting Persons pursuant to the 1934 Act, we identified one late filing in 2021 by James H. Roth, the Company’s Chief Executive Officer and member of the Board of Directors of Huron.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own 5% or more of our common stock;
•	each of our named executive officers;
•	each member of our board of directors; and
•	all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days as of the record date. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Beneficial Ownership
Name of beneficial owner (1)	Shares	%
Beneficial owners of 5% or more:
The Vanguard Group, Inc. (2)	2,020,217	9.22
Wellington Management Group LLP (3)	1,528,614	6.97
T. Rowe Price Associates, Inc. (4)	1,528,241	6.90
BlackRock, Inc. (5)	1,493,763	6.80
Directors and Executive Officers:
C. Mark Hussey (6)	94,059	*
John D. Kelly (7)	38,385	*
H. Eugene Lockhart (8)	36,690	*
Peter K. Markell (9)	0	—
John McCartney (10)	67,267	*
James H. Roth (11)	125,841	*
Hugh E. Sawyer (12)	27,519	*
Ekta Singh-Bushell (13)	14,255	*
Ernest W. Torain, Jr. (14)	5,879	*
Debra Zumwalt (15)	21,853	*
All directors and executive officers as a group (10 persons) (16)	431,748	2.02

*	Indicates less than 1% ownership.

(1)

The principal address for each of the stockholders, other than The Vanguard Group, Inc., Wellington Management Group LLP, T. Rowe Price Associates, Inc. and BlackRock, Inc., listed below is c/o Huron Consulting Group Inc., 550 West Van Buren Street, Chicago, Illinois 60607.

(2)

The principal address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The shares are owned by The Vanguard Group, Inc. Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 10, 2022.

(3)

The principal address of Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210. The shares are owned by Wellington Management Group LLP and the following subsidiaries of Wellington Management Group LLP: Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. Information regarding beneficial ownership of our common stock by Wellington Management Group LLP is included herein in reliance on a Schedule 13G/A filed with the SEC on February 4, 2022.

(4)

The principal address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. Information regarding beneficial ownership of our common stock by T. Rowe Price Associates, Inc. is included herein in reliance on a Schedule 13G filed with the SEC on February 14, 2022.

(5)

The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The shares are owned by the following subsidiaries of BlackRock, Inc.: Aperio Group, LLC, BlackRock Advisors, LLC,

BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, and BlackRock Fund Managers Ltd. Information regarding beneficial ownership of our common stock by BlackRock, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 3, 2022.

(6)	Includes 7,731 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 9,307 shares of restricted common stock.

(7)	Includes 17,873 shares of restricted common stock.

(8)	Includes 4,106 shares of restricted common stock.

(9)	Mr. Markell was elected to the board of directors on March 16, 2022. He did not own any Huron stock prior to his election to the board of directors.

(10)	Includes 4,106 shares of restricted common stock, as well as 1,259 shares held by a wholly-owned limited liability company of which Mr. McCartney is the sole owner.

(11)

Includes 18,054 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 14,207 shares of restricted common stock, as well as 3,855 shares held by a family limited liability company.

(12)	Includes 4,106 shares of restricted common stock.

(13)	Includes 4,445 shares of restricted common stock.

(14)	Includes 4,634 shares of restricted common stock.

(15)	Includes 4,106 shares of restricted common stock.

(16)

Includes an aggregate of 25,785 shares issuable upon exercise of options held by members of the group that are exercisable currently or within 60 days of the Record Date, as well as 66,890 shares of restricted common stock held by the Directors and Executive Officers listed above.

CORPORATE SOCIAL RESPONSIBILITY

At Huron, we believe we all have a role to play in shaping a brighter and more sustainable future for our clients, our people, our communities and our shareholders. As we continue to evolve our programs and initiatives to support a more sustainable future, we have focused our efforts on the United Nations Sustainable Development Goals (“SDGs”), and particularly five goals that are integrally aligned with our values-driven culture and the work we do for our clients each day: good health and well-being, quality education, gender equality, decent work and economic growth, and climate action. Below are the highlights of how we took action to advance those SDGs in 2021 and contribute to a more equitable and sustainable society.

Investing In and Supporting Our People

As a values-led and people-focused organization, we have always been committed to investing in our people and fostering a diverse and inclusive culture.

At Huron, we regularly look for ways to grow our business and better support and invest in our people, which has enabled us to achieve an employee engagement score of 77%, which is above the Glint Employee Engagement global benchmark of 74%. We are committed to supporting development at all levels and empowering employees to unlock their potential. In 2021, our internal certified coaching professional devoted more than 500 hours to executive coaching, which focuses on the development of leadership skills to create positive change, manage complexity and build high-performing teams. We also launched a sponsorship program for talent in underrepresented groups across the company to drive continued growth for the organization, develop our people, foster our culture and enhance the diversity of Huron’s leadership. We are encouraged by the positive results we have experienced with this program and similar programs in building a strong pipeline for future leaders.

At Huron, we focus on building leaders of the future. We know that leadership is a learned skill, and we offer leadership development opportunities that anchor to our leadership principles, which were established in 2021.

We believe that demonstrating leadership is a living expression of our culture and growth aspiration and a critical component to enable our future success.

Advancing Our Commitment to Diversity, Equity and Inclusion

Fundamental to our values is a workplace that fosters diversity and inclusion. In 2021, for the eighth year in a row, we were recognized by the Human Rights Campaign Foundation for receiving a perfect score of 100 on the Corporate Equality Index and the designation as a Best Firm to Work for LGBTQ Equality. And, for the eleventh year in a row, Consulting magazine named Huron a ‘Best Firm to Work For,’ recognizing our strong commitment to our people, our values, our clients and the communities we serve. Our Global Diversity and Inclusion Council, which was founded in 2011, along with our 10 employee resource groups known as iMatter teams, hosted more than 130 events aimed at raising awareness on important issues, building a sense of community within Huron and celebrating what makes our colleagues unique. One such event was hosted by leaders from our Asian American iMatter team and our executive leadership team for a passionate and candid conversation on racism and equality.

To further our long-standing commitment to diversity, equity and inclusion, in 2021, Huron’s chief executive officer signed the CEO Action for Diversity & InclusionTM Pledge to take action to advance diversity and inclusion within the workplace. We also made progress on our diversity and inclusion action plan. Through our action plan, we continued to foster an inclusive culture by advancing diverse representation across all levels of the organization, expanding our community outreach and support, performing pay equity studies, and strengthening our vendor processes so that they are aligned to our values.

Making an Impact in the Global Communities We Serve

Huron has a longstanding tradition of supporting the communities where we live and work. Our service-oriented culture is rooted in our values and leadership principles – connecting our people with a sense of purpose and a passion to give back. The actions we took in 2021 furthered our priority SDGs, which reflect our commitment to our people, our collaboration with our clients—which include hundreds of mission-driven organizations, and our support for our communities.

We participated in various service events to promote good health and well-being with the American Heart Association, the Boys & Girls Club of Chicago and Movember Business Club. In furtherance of our belief that we all have a role to play in ensuring everyone can live a healthy life, more than 80 leaders from across the organization, including Huron’s executive leadership team, volunteered to get doused in slime which raised over $124,000 for St. Jude Children’s Research Hospital to support cancer research. We sponsored events in support of gender equality with TechGirlz, a nonprofit organization focused on inspiring middle school girls to explore the possibilities of technology to empower their future careers. We also established the Dawn Gideon-Huron Consulting Scholarship which is awarded to women who self-identify as Black/African American, Latinx/Hispanic or Native American who have demonstrated a commitment to health equity and who are pursuing a masters level degree in healthcare administration or business administration. We also worked to improve access to quality education, skill-building and lifelong learning. Motivated by our passion for education as an engine for economic and community growth, we launched the Huron social alliance program to help address the need for broader educational access and support resource constrained institutions as they prepare students to thrive in the fast-evolving workforce.

Taking Action for a Sustainable Future

At Huron, we are focused on protecting and preserving our planet for future generations. We recognize that addressing climate change now is critical to our future and that we all play an important role in helping to combat the climate crisis.

Our environmental sustainability strategy is focused on the areas where we have an opportunity to make an impact and aligned to business risks. As a professional services firm, we do not manufacture or distribute products or generate hazardous waste. To better understand our impact across our business, we began gathering our greenhouse gas emissions (GHG) data in 2021. Carbon emissions from business travel, which is a necessary part of our operations, is an area that provides an opportunity to reduce our environmental impact. Along with business travel, our local offices also contribute to greenhouse gas emissions, and we have begun to take measures to decrease our “footprint” thereby reducing the energy consumption needed to operate our physical locations. By measuring our greenhouse gas emissions on an annual basis, beginning with our baseline calculation for 2019, we are better able to identify our impact on the environment and where and how we should prioritize opportunities to lessen that impact. We are committed to measuring and disclosing our greenhouse gas emissions and to setting goals to help us positively impact the environment.

Managing Responsibly

Our Code of Business Conduct and Ethics (the “Code”) highlights our ethical way of doing business and sets the expectation for all employees and our directors to comply with the laws, rules and regulations that apply to our business and abide by the highest standards of business conduct. The Code is supplemented by other policies that address specific issues in more detail, such as our Insider Trading Policy, Discrimination and Harassment Policy and Global Information Security Policy. We expect our vendors, contractors, and third-party representatives to adhere to similar standards when dealing with our clients and representing Huron to the public.

In addition, Huron prohibits the use of Company funds, assets, services, or facilities on behalf of a political party or candidate and the Company does not reimburse employees for any personal contributions the employee makes to a political party or candidate.

To learn more about our environmental, social and governance efforts, please visit our website at: https://ir.huronconsultinggroup.com to read our annual Environmental, Social and Governance (ESG) report. The ESG report also provides more quantitative and qualitative measurements in the Sustainability Accounting Standards Board (SASB) addendum and in the EEO-1 report. The report mentioned above, or any other information from the Huron website, are not part of, or incorporated by reference into this Proxy Statement.

STOCKHOLDER COMMUNICATIONS POLICY

The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

Huron Consulting Group Inc.

550 West Van Buren Street

17th Floor

Chicago, Illinois 60607

E-mail messages should be sent to corporatesecretary@hcg.com.

A stockholder must include his or her name and address in any such written or e-mail communication. The communication must indicate that the sender is a Company stockholder.

Each communication intended for the board of directors and received by the Corporate Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the compensation of persons who appear in the Summary Compensation Table (who we refer to collectively throughout this Proxy Statement as our “named executive officers” or “NEOs”).

SECTION 1 - EXECUTIVE SUMMARY

Huron is a global consultancy focused on helping organizations accelerate their strategic, operational, digital and cultural transformation and creating sustainable value for our clients, our people and our shareholders. Our more than 3,800 revenue-generating professionals use their deep industry, functional and technical expertise to help our clients adapt to rapidly changing environments and accelerate their business transformation to drive lasting, measurable results. Our professionals’ talents and skills are our biggest differentiator and enable the future success of our clients and Huron. For this reason, approximately 90% of the equity that we awarded in 2021 was granted to non-NEOs, primarily our managing directors and practice leaders, who are not covered by this Compensation Discussion and Analysis.

Named Executive Officers

Huron’s named executive officers are responsible for our Company-wide business operations and setting the overall strategy of the organization. During 2021, Huron’s named executive officer team consisted of the following individuals:

•  Mr. Roth, Chief Executive Officer.

•  Mr. Hussey, President and Chief Operating Officer.

•  Mr. Kelly, Executive Vice President, Chief Financial Officer and Treasurer.

•  Mr. Torain, Executive Vice President, General Counsel and Corporate Secretary.

Business Strategy

Our business strategy is to be the premier transformation partner to our clients. With our deep industry expertise and breadth of capabilities, spanning strategy, operations, digital and people transformation, we partner with clients to develop strategies and implement solutions that enable the transformative change they need to own their future. Working side-by-side with our clients, we are focused on delivering the highest value, highest quality services and products to support their comprehensive needs from strategy development through execution. To achieve our strategy, we are committed to:

•  Accelerating growth in our core end markets by deepening our industry expertise in healthcare and education to sustain our leading market reputation and competitive advantage.

•  Broadening our offerings and capabilities to continuously improve upon our ability to serve clients as their needs evolve.

•  Advancing our unified digital and analytics platform of technology services and products to accelerate innovation, optimize investment and drive efficiencies to better serve our clients and our shareholders.

•  Expanding our growing commercial business by building upon our expertise and growing credentials in industries facing significant disruption and/or regulatory change, including financial services and energy and utilities.

•  Building a more sustainable base of revenue to drive more consistent growth.

•  Furthering our commitment to our people by attracting, retaining and motivating industry and technology experts and high caliber employees with deep subject matter expertise, diverse perspectives and a broad range of experiences to achieve their full potential.

•  Deploying capital strategically to accelerate progress in the areas outlined above.

Fiscal 2021 Performance

Our compensation program rewards our named executive officers for their overall contribution to Huron’s performance, including execution against our financial plan and strategic objectives.

2021 Financial Performance[1]

In 2021, we returned Huron to growth, achieving record companywide revenues while improving margins year-over-year. We reached revenues of $905.6 million, representing 7.3% growth over 2020. Our strong revenue growth was driven across all three operating segments and achievable in large part due to our decision at the onset of the COVID-19 pandemic to minimize reductions in our workforce, which in turn has also benefited us in a highly competitive labor market. In addition, we remain focused on margin expansion. Adjusted EBITDA margins increased 50 basis points to 10.8% in 2021 compared to 10.3% in 2020. Adjusted diluted earnings per share increased 21.4% to $2.61 in 2021 compared to $2.15 in 2020. These improvements were made while we further invested in our business, our people and our strategy, which we believe will drive continued margin expansion for our business.

In addition to record revenues and improved profitability, we evaluated our portfolio and made the strategic decision to sell our Life Sciences business, using the net proceeds from the transaction to further enable our balanced capital allocation strategy. Together with the proceeds from the sale of our Life Sciences business and our free cash flow, in 2021, we effectively managed our borrowings under our senior secured credit facility, returned $64.6 million to shareholders through share repurchases and executed three strategic, tuck-in acquisitions to fuel growth across all three operating segments.

2021 Environmental, Social and Governance (ESG) Performance

In 2021, we continued to focus on the engagement and well-being of our people through the execution of our diversity and inclusion action plan which centers around five pillars: fostering an inclusive culture, advancing diverse representation across all levels, expanding our community outreach and support, performing pay equity reviews, and strengthening our vendor processes. By executing on this action plan, we have seen growth in our diverse representation. As of the end of 2021, women made up approximately 54% of our U.S. population, which was an increase from 49% at the same time last year. Racial and ethnic minorities made up 28% of our U.S. population, an increase from 24% at the end of 2020. At the senior leadership level, we have seen an increase in racial and ethnic minority representation, from 8% in 2020 to 10% in 2021. From a gender diversity perspective, 17 of the 25 promotions to the senior leadership level made at the end of 2021, effective January 1, 2022, were women, representing 68% of all senior leadership promotions. Additionally, our commitment to fostering a diverse and inclusive culture at Huron was further solidified by Mr. Roth signing the CEO Action for Diversity & InclusionTM coalition in 2021.

Additionally, we continue to take action to support our clients, our communities, our people and the environment, which align with our focus on five of the United Nation’s Sustainable Development Goals (SDGs): promoting good health and well-being, quality education, gender equality, decent work and economic growth and climate action. We have and will continue to support these goals through our client work, Huron Helping Hands program, employee resource groups, sustainability efforts and corporate partnerships. A summary of our actions can be found in our annual Environmental, Social and Governance (ESG) report. Included in our ESG report is our Sustainability Accounting Standards Board (SASB) index and employment data from our most recent Equal Employment Opportunity (EEO-1) Statement. In line with the SASB’s Professional & Commercial Services standards, our SASB index provides further quantitative and qualitative information regarding our data security programs, practices and policies, workforce diversity and engagement metrics, and our approach to promoting professional integrity and ethical behavior among our workforce.

[1]

In the discussion of the Company’s 2021 performance, the Compensation Committee discusses certain of Huron’s results of operations using non-GAAP financial measures, which are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report on Form 10-K”), Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations under the subheading “Non-GAAP Measures.” These non-GAAP financial measures include adjusted EBITDA, adjusted EBITDA margin, adjusted net income from continuing operations, and adjusted diluted earnings per share (“EPS”) from continuing operations. EBITDA is defined as net income (loss) from continuing operations before interest, income tax expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted by adding back restructuring and other charges, litigation and other gains and losses, transaction-related expenses, goodwill impairment charges, gains and losses from sales of businesses and other non-operating income and expenses, and foreign currency transaction gains and losses. Adjusted EBITDA margin is adjusted EBITDA expressed as a percentage of revenues before reimbursable expenses. Adjusted diluted EPS from continuing operations is defined as diluted earnings (loss) per share from continuing operations adjusted by adding back the same items as adjusted EBITDA, excluding foreign currency transaction gains and losses and including amortization of intangible assets, all on a tax effected basis.

To further our commitment to climate action, in 2021, we began gathering our greenhouse gas emissions data and engaged a third party consultancy focused on ESG matters, to estimate our environmental impact. By measuring our GHG emissions on an annual basis, we are better able to prioritize opportunities to lessen that impact and incorporate sustainable practices into our operations.

For additional information on our commitment to a more sustainable future, refer to our annual Environmental, Social and Governance report which is available on our investor relations website located at https://ir.huronconsultinggroup.com. Please note that information contained on our website is not incorporated by reference in this Proxy Statement or considered to be part of this document.

Impact of 2021 Results on NEO Compensation

Our compensation philosophy and incentive plan design strive to incentivize management by aligning their interests with those of our shareholders. In early 2021, the Compensation Committee took a holistic view of the impact of the COVID-19 pandemic on our business as well as NEO compensation and approved the 2021 NEO compensation program with limited changes, as described in more detail below, and with rigorous financial and operating goals for the incentive programs. The Compensation Committee assessed overall Company performance, individual contributions, and the preservation of shareholder value when determining actual payout results for 2021. The 2021 program design aligned NEO interests with those of the shareholders by maintaining a significant portion of NEO compensation as performance-based and at-risk. The chart below illustrates the 2021 target mix of pay for the NEOs.

(1)	The chart above reflects the target pay mix under the 2021 annual and long-term incentive programs and excludes the one-time cash retention awards approved in 2021.

Realizable Pay

Our executive compensation program is directly aligned with shareholder value. This alignment is clearly evident when comparing the target pay to the realizable pay of our NEOs. The graph below illustrates the target compensation opportunity provided to Mr. Roth from 2017-2021, the compensation he has earned, and the equity compensation he still has the potential to earn from awards earned from 2017-2021. The realizable compensation values are compared with our total shareholder return (TSR) performance over the same period.

Realizable pay includes salary, actual annual incentive earned, and equity incentives earned or remaining eligible to be earned, valued at the December 31, 2021 share price. The LTI grants in 2018, 2019 and 2020 are only eligible to be earned if the Company achieves rigorous predetermined Adjusted Diluted EPS and Revenue Growth goals over a cumulative three-year performance period. The 2021 LTI award retained a three-year cumulative performance cycle but will set annual goals for both Adjusted Diluted EPS and Revenue Growth at the beginning of each year in the performance cycle. The final payout of the 2021 LTI award will be determined at the end of the full three-year period and incorporate our performance against a predetermined cumulative three-year Revenue Growth goal. 2020 and 2021 at-risk LTI is eligible to be earned after the completion of the 2020-2022 and 2021-2023 performance cycles, respectively, based on actual results. The value of all LTI awards will depend on the portion, if any, earned and the share price at that time.

(1)

Target Pay reflects the sum of the target compensation levels, including base salary and target annual and long-term incentives. The target pay for 2021 excludes the one-time cash retention awards approved in 2021.

(2)

Realizable Pay reflects the sum of actual base salary paid, actual annual incentive paid, and the fair value of LTI awards. All equity is valued at the $49.90 share price as of 12/31/21. Specifically for the PSUs:

(a)	The performance-based awards granted in 2017 were unearned and forfeited.

(b)	The 2018-2020 performance-based awards were earned at 102% of target.

(c)	The 2019-2021 performance-based awards were earned at 73% of target.

(d)

The 2020-2022 performance-based awards are assumed at 0%, which is the level of performance at which these awards were tracking as of 12/31/21. In order for these awards to be earned, the Company must achieve significant growth in Adjusted Diluted EPS and Revenue that the Compensation Committee approved prior to the onset of the COVID-19 pandemic.

(e)

The 2021-2023 performance-based awards are shown at target, as the full three-year performance cycle has not yet been completed and the final payout will be determined at the end of the full three-year period.

(f)	Because they are not an ongoing element of pay, the cash retention awards granted to the NEOs are excluded from this illustration.

SECTION 2 - COMPENSATION PROGRAM OVERVIEW

Huron’s executive compensation program is structured to align executive pay with Company performance. We strive to provide compensation to motivate and reward performance that is in the long-term best interests of our shareholders. We define performance as a blend of:

•	Delivering value to shareholders;
•	Achieving financial performance in comparison to pre-established financial goals; and
•	Attaining strategic initiatives that we believe are responsive to changing conditions and critical to future value creation.

	What We Do		What We Do Not Do
✓	Provide competitive target pay opportunity - with a significant majority at-risk and based on objective financial performance measures	✗	Provide excise tax gross-ups
✓	Provide only double-trigger benefits in a change of control event	✗	Allow any hedging or pledging of Huron stock
✓	Annually review our programs for inappropriate risk	✗	Allow stock grants to be “timed” or awards to be repriced
✓

Maintain robust, competitive stock ownership guidelines, including an increase as of 2019 to 5X for the CEO and directors, and a requirement that 60% of after-tax shares be held until the guidelines are met

		✗	Provide executive perquisites not commonly available to the broader Huron employee population
✓	Maintain a clawback policy providing for recoupment of incentive-based compensation if payouts were based on misstated financial results
✓	Retain an independent compensation consultant to the board
✓	Solicit investor feedback on our compensation program and potential enhancements through an extensive shareholder engagement program

Shareholder Outreach

We engage in proactive outreach efforts with our shareholders on a regular basis throughout the year. Select members of our board of directors and management team engage with our shareholders to seek their input and perspectives and help increase their understanding of our business, our growth strategy, our executive compensation philosophy and program, and our commitment to corporate governance, environmental and social issues. Throughout 2021, we engaged with shareholders representing a significant percentage of our outstanding shares. These conversations primarily focused on the evolution of Huron’s strategy and the impact of COVID-19; our ongoing refresh process for the board of directors, including how we will continue to foster diversity among board members; and environmental, social and governance topics. We heard no concerns regarding our NEO pay programs, including the 2021 cash retention award discussed further below. Our non-executive Chairman and the chair of the Compensation Committee were available for consultation with our major shareholders. The feedback received through our shareholder outreach efforts is communicated to and considered by the board and, when appropriate, informs our decisions and strategy.

2021 Say on Pay Vote

At the 2021 Annual Meeting, approximately 91% of votes cast were in support of our named executive officers’ compensation. We view these results as overwhelming support of our compensation programs, including their strong alignment between our executives’ pay and shareholder value, and the focused actions the Compensation Committee took in response to the impact of COVID-19 on our business and our people. We will continue to listen carefully to our shareholders and incorporate their feedback into our decisions about executive compensation.

SECTION 3 - NEO COMPENSATION PROGRAM DETAILS

Targeting of Total Direct Compensation

The Compensation Committee generally targets total direct compensation to be within +/-15% of the median of the Executive Pay Peer Group for our NEOs. In addition to peer group data, the Compensation Committee also reviews survey data for companies with revenues between $500 million and $1 billion from the Radford Global Technology Survey. The Compensation Committee considers Huron’s competition for talent for the NEOs as well as managing directors to be broader than just the peer group companies, including other public and private consulting, strategy and technology organizations. When making compensation determinations, the Compensation Committee also considers the advice of our independent compensation consultant and applies its judgment in incorporating these and other factors.

2021 NEO Compensation Opportunity

The Compensation Committee reviews NEO compensation for comparability and competitiveness on an annual basis. In February 2021, the Compensation Committee approved 2021 compensation levels with no changes from 2020 due to the continued uncertainty and ongoing impact of the COVID-19 pandemic on the business at that time. The elements of 2021 compensation for each NEO are as follows:

Compensation Element	James H. Roth	C. Mark Hussey	John D. Kelly	Ernest W. Torain, Jr.
Base Salary	$950,000	$800,000	$525,000	$360,000
Target AIP Opportunity (% of Salary)	140%	100%	90%	50%
Target LTI Opportunity (% of Salary)	225%	175%	150%	90%

In addition, in April 2021, the Compensation Committee approved cash retention awards for each of the NEOs to be paid if the NEO remains employed by Huron over a three-year period through March 1, 2024. For additional detail of these awards, please refer to the “2021 Cash Retention Award” section below.

2021 Annual Incentive

The Compensation Committee approved the continued use of Organic Revenue Growth2, Adjusted EBITDA Margin and Strategic Measures as the three elements of the NEOs’ annual incentive program for 2021. The Compensation Committee elected to enhance the Strategic Measures to include Environmental, Social and Governance (ESG) measures and increase the overall weighting of the Strategic Measures to 25% of the total to provide sufficient weighting for the new ESG goals. The Organic Revenue Growth financial measure retained its weighting of 40% and the Adjusted EBITDA Margin financial measure was reduced to a 35% weighting.

	2021 Annual Incentive Goals
Performance Measure	Weighting	Threshold	Target	Maximum	Actual	Payout % of Target
Organic Revenue Growth	40%	$820.0M	$860.0M	$924.5M	$903.6M	167.5%
Adjusted EBITDA Margin	35%	10.3%	11.3%	12.3%	10.8%	64.0%
Strategic Measures(1)	25%	Varies by measure - details below				102.2%
Total	100%					115.0%
Total Awarded(2)						100.0%
(1)

The majority of the Strategic Measures’ metrics and goals are objective and quantifiable, though some require a qualitative assessment of performance. The Compensation Committee approves the goals and assesses performance against predefined measures of success. Payouts range from 0-200% with a 25% minimum threshold. The following chart outlines the 2021 goals as well as their weighting, description and actual levels of achievement.

(2)

The NEO annual incentive program requires that awards be capped at target if the Company’s absolute total shareholder return during the year is not positive. While our revenue increased by 7.3%, adjusted EBITDA margin increased by 50 basis points, and adjusted EPS increased over 21% in 2021 compared to 2020, our absolute total shareholder return during 2021 was negative, reflecting continued volatility and uncertainty in the industries we serve, specifically healthcare and education, as a result of the COVID-19 pandemic. Therefore, the Compensation Committee capped the NEOs’ annual incentive award payout at target.

[2]

Organic Revenue Growth excludes revenues generated by acquired businesses that are incremental to the acquisition revenues contemplated in the Annual Incentive Goals approved by the Compensation Committee.

2021 Strategic Measures

Quantitative Goals	Weighting	Alignment of Strategic Priorities with Shareholder Value	Level of Achievement
Enterprise	16%	Focused on advancing Huron’s strategy in the commercial markets and recurring revenue business models to further enable the Company’s long-term growth strategy and maintaining a strong balance sheet to support the Company’s balanced capital deployment allocation strategy.	6.8%

Prioritized investments in growing businesses with recurring revenue, including our managed services offerings to build upon our current recurring revenue base. Did not achieve our annual free cash goal.

Business Unit	32%	Focused on achieving sustainable organic revenue growth over time. Measures included business unit-level revenue growth targets, new service line revenue growth targets and the successful integration of strategic acquisitions. Specific goals vary by business unit.	45.4%

Executed Huron’s strategic plan, which included advancing and evolving new service lines to strengthen and expand our offerings, growing our core industries, and integrating our recent acquisitions. Did not achieve growth measures related to the Business Advisory business and the Life Sciences business.

ESG	10%	Focused on advancing our commitment to diversity, equity and inclusion by executing the initiatives set forth in our diversity and inclusion action plan.	10.0%

Continued to foster an inclusive culture that encourages diversity. Advanced diverse representation across the organization. Executed our regular pay equity study to help ensure fair and equitable compensation for all employees. Expanded our community outreach support.

Qualitative Goals	Weighting	Alignment of Strategic Priorities with Shareholder Value	Level of Achievement
Enterprise	16%	Focused on mitigating further impacts to the business driven by the ongoing impact of the COVID-19 pandemic and enhancing Huron’s integrated operating model and capabilities to drive growth across the business.	16.0%

Developed a flexible COVID-19 reentry plan that met the needs of our clients while maintaining the health and safety of our employees. Refined Huron’s plan to become a more integrated operating company. Invested in business and greatest potential of developing recurring revenue business models.

Business Unit	16%	Focused on strategically positioning Huron to achieve sustainable organic revenue growth over time, including advancing growth priorities and capabilities that support Huron’s enterprise-level strategy. Specific goals vary by business unit.	14.0%

Areas of focus included successfully launching new service lines, building upon the foundation in key growth areas, and advancing our practice strategies. Did not achieve Life Sciences-focused measures given the divestiture of the business unit in Q4 2021.

ESG	10%	Focused on advancing our commitment to diversity, equity and inclusion by executing the initiatives set forth in our diversity and inclusion action plan across all levels of the organization, ensuring fair and equitable compensation, expanding community outreach and strengthening vendor processes.	10.0%

Joined the CEO Action for Diversity & Inclusion coalition. Established new apprenticeship, sponsorship and development programs to create opportunities for learning, networking and leadership development. See Huron’s annual Environmental, Social and Governance report for further details.

Total	100%		102.2%

2021 Long-Term Incentive

Given the uncertainty of the recovery of our business from the impact of the COVID-19 pandemic and the Compensation Committee’s desire to provide a competitive earning opportunity aligned with shareholder value, the Compensation Committee elected to make two temporary changes to the NEO long-term incentive program for 2021:

•	Maintain majority weighting on performance units but temporarily reduce weighting from 70% to 60% of the target award value, to better reflect market competitive practices.
•

Retain three-year cumulative performance cycle and three-year cliff vesting, but set annual goals for both Adjusted Diluted EPS and Revenue Growth[3], which balances the focus on long-term profitable growth with the continued uncertainty resulting from the pandemic. Final payout will be determined at the end of the full three-year period by averaging each years’ actual annual performance against the annual target set for that year, and then applying a multiplier in a range of 90% to 110% based on performance against Compensation Committee-approved three-year Revenue Growth goals. As in prior years, we cannot disclose the three-year goals at this time due to their material, non-public nature. See below for the 2021 goals approved by the Compensation Committee and the performance against the approved goals.

On March 1, 2021, the Compensation Committee awarded our NEOs performance share units and restricted shares under the long-term incentive plan of the following amounts:

Executive	Performance Share Units(1)	Restricted Shares
James H. Roth	23,860	15,907
C. Mark Hussey	15,628	10,419
John D. Kelly	8,791	5,860
Ernest W. Torain, Jr.	3,617	2,411
(1)

As shown in the table above, the Compensation Committee awarded a total of 51,896 performance share units under the 2021 long-term incentive plan; however, only one-third of the performance shares awarded were granted as defined under FASB ASC Topic 718. The one-third of performance shares granted represent the shares eligible to be earned based on performance against the approved 2021 annual goals and three-year revenue goal at the end of 2023. As the annual goals against which the second and third components will be measured will be approved by the Compensation Committee in February 2022 and February 2023, the related shares were not granted in 2021 as defined by FASB ASC Topic 718. The 51,896 performance share units awarded and reflected in the table above reflects the cumulative target shares to be granted over the three-year performance period.

2021 Performance on Long-Term Incentive

The Compensation Committee established the following 2021 goals for Adjusted Diluted EPS and Revenue Growth3, each with a 50% weighting, to determine the number of earned shares for the first component of the 2021 long-term incentive. Final payout of the entire 2021 long-term incentive program will be determined at the end of the full three-year period after incorporating our performance against the Compensation Committee-approved three-year Revenue Growth goals. No shares will vest under this program until the conclusion of the full three-year performance period.

Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Adjusted Diluted EPS	50%	$2.10	$2.50	$3.00	$2.61
Revenue Growth	50%	$820M	$860M	$925M	$906M

[3]	Revenue Growth includes all revenues recognized during the period in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Outstanding Performance Share Grants

There were three outstanding PSU cycles during 2021, those granted in 2019, 2020 and 2021. The actual shares that may be earned is determined based on performance against two predetermined absolute goals: 1) Adjusted Diluted EPS and 2) Revenue Growth. The Adjusted Diluted EPS and Revenue Growth goals for the 2019 and 2020 PSU grants are based on a cumulative three-year performance period. The 2021 PSU grant retained a three-year cumulative performance cycle but will set annual goals for both Adjusted Diluted EPS and Revenue Growth at the beginning of each year in the performance cycle, with the final payout to be determined at the end of the full three-year period and incorporate our performance against a predetermined cumulative three-year Revenue Growth goal.

•

The Compensation Committee did not make any modifications to the outstanding awards in 2020 or 2021, despite the significant unforeseen negative impact of COVID-19 on the estimated payouts for the 2019 and 2020 NEO PSU awards.

Performance Cycle	Estimated Payout as a % of Target - Performance Through 12/31/2021
2019 - 2021(1)	73%
2020 - 2022	—%
2021 - 2023	100%
(1)

The 2019-2021 performance cycle payout is based on actual performance. The 2020-2022 and 2021-2023 is an estimate based on actual performance through 2021 and estimated performance for the remainder of the performance cycle.

Performance Unit Awards

Performance units may be earned and settled in shares at the end of a full three-year performance period, depending on the level of performance achieved. The Compensation Committee approves the absolute goals for both Adjusted Diluted EPS and Revenue Growth, including establishing a threshold level below which no performance units will vest. These goals are communicated to the NEOs at the time of grant, but we do not share them publicly until the end of the performance period to prevent us from sharing otherwise material non-public information about our financial forecast.

Restricted Shares

Restricted shares vest ratably over a three-year period, beginning on the first anniversary of the date of grant.

Performance Unit Vesting

The 2019 award of performance units completed its three-year performance cycle as of December 31, 2021. The table below illustrates the structure of the performance units granted in 2019.

Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Adjusted Diluted EPS	57%	$6.75	$7.94	$9.14	$7.50
Revenue Growth	43%	$2,541M	$2,674M	$2,982M	$2,627M

As a result of the actual performance achieved, the Compensation Committee approved vesting of 73% of the original target number of performance units.

2021 Cash Retention Award

During the course of 2020, the Compensation Committee spent considerable time discussing the impact of the COVID-19 pandemic on the Company’s business, customers and personnel and the related impact of the pandemic on the Company’s short and long-term compensation programs. After thorough consideration, the Compensation Committee decided not to make any adjustments to the pre-established financial performance metrics, performance periods or any other elements of the outstanding long-term incentive plans in 2020. The decision was based principally on two factors. First, the Compensation Committee was extremely reluctant to change performance targets in the middle of a plan cycle since the Compensation Committee did not believe this to be a good practice and, despite the extraordinary circumstances presented by the pandemic, did not exercise discretion to do so. Second, in light of the uncertainty created by the pandemic, the Compensation Committee did not believe it had enough insight into the potential future impact of the pandemic to establish meaningful and sustainable revised performance targets.

While the Compensation Committee did not adjust outstanding long-term incentive awards to address the very negative impact of the pandemic on multi-year performance cycles for the reasons discussed above, the Compensation Committee believed that the Company’s executive officers performed exceptionally in leading the Company during 2020 and that it was critical to implement a three-year retention program to ensure their continued leadership, specifically over the next few years as the challenges presented by the pandemic persist. As a result, in April 2021, the Compensation Committee approved retention awards to each NEO, through which each named executive officer is entitled to a cash payment so long as he remains continuously employed by Huron through the applicable vesting date. The total amount of the cash retention awards that could be earned are as follows: James H. Roth—$2,220,000; Mark Hussey—$1,290,000; John D. Kelly—$615,000; Ernest W. Torain—$240,000. One-third of such amount will be payable on each of March 1, 2022, March 1, 2023 and March 1, 2024 if the NEO remains continuously employed by Huron through such date. The Compensation Committee approved the payment of the awards in cash rather than equity, to align with our ongoing efforts to minimize dilution and manage our burn rate. These cash retention agreements were approved in response to extremely unique circumstances in 2021 stemming from the COVID-19 pandemic, and we do not intend to provide any cash-based retention awards to our NEOs in the future. Throughout 2021, we engaged with shareholders representing a significant percentage of our outstanding shares which included discussions of our NEO pay programs. During our outreach, we heard no concerns regarding our NEO pay programs, including the cash retention award.

2022 NEO Compensation Program

The Compensation Committee and management continue to believe that the NEOs should be critically focused on improving shareholder value through driving the profitable growth of the organization. As such, under the 2022 annual incentive program, the Compensation Committee retained Organic Revenue Growth and Adjusted EBITDA Margin as the primary annual incentive financial metrics, with a combined 75% weighting. The Compensation Committee and management also recognize the importance of the nature by which these financial results are achieved and retained Strategic Measures, including Environmental, Social and Governance (ESG) goals, with a 25% weighting. As in the prior year, 90% of the total annual incentive opportunity is tied to metrics that use predefined quantitative goals and performance assessment.

Additionally, the Compensation Committee elected to return the 2022 long-term incentive program to the design used prior to 2021 due to the positive financial performance in 2021, increased clarity around future performance amidst the COVID-19 pandemic and a preference to use multi-year goals in assessing long-term performance. As such, 70% of the target long-term incentive program value was granted in the form of PSUs and 30% was granted in the form of RSUs. The final payout of the PSUs will be determined at the end of the full three-year period based on performance against predetermined cumulative three-year goals for Adjusted Diluted EPS and Revenue Growth. As in prior years, we cannot disclose these goals at this time due to their material, non-public nature.

For 2022, the Compensation Committee made the following compensation adjustments for Mr. Kelly and Mr. Torain in recognition of their individual performance and contributions as well as part of a multi-year strategy to position their pay closer to market median:

•	Mr. Kelly’s long-term incentive opportunity increased from 150% to 170%. 2022 will be Mr. Kelly’s sixth year in the role.
•	Mr. Torain’s base salary increased from $360,000 to $400,000 and his long-term incentive opportunity increased from 90% to 115%. 2022 will be Mr. Torain’s third year in the role.

SECTION 4 - ADDITIONAL INFORMATION ON OUR COMPENSATION PROGRAMS

Competitive Market Data

The Compensation Committee reviews external market data to inform its decisions about NEO target pay opportunities. When determining NEO pay for 2021, the Compensation Committee relied on two market data sets:

1.	Publicly reported compensation data from a Compensation Committee-approved peer group

2.	Survey data for similarly sized companies

In October 2020, the Compensation Committee approved two changes for the 2021 peer group:

•	Navigant Consulting Inc. was removed as it was acquired in October 2019 which resulted in a lack of public NEO pay data.
•	Allscripts Healthcare Solutions, Inc. was added because it met the screening criteria described below.

The 2021 peer group consisted of the following 13 companies:

Allscripts Healthcare Solutions, Inc.	ICF International, Inc.
CBIZ, Inc.	Korn Ferry
CRA International, Inc.	LiveRamp Holdings, Inc.
Exponent, Inc.	NextGen Healthcare, Inc.
FTI Consulting Inc.	Premier, Inc.
Heidrick & Struggles International, Inc.	Resources Connection, Inc.
HMS Holdings Corp.

The peer companies represent business-to-business service providers in the Research and Consulting Services, Human Resource and Employment Services, Health Care Technology, Health Care Services, or IT Consulting and Other Services industry sectors with:

•	Revenues from 0.4x to 2.5x Huron’s revenues and
•	Market capitalization 0.1x to 5x Huron’s market capitalization.

Survey data represents companies with revenues between $500 million and $1 billion from the Radford Global Technology Survey.

Employment Agreements

Huron has entered into agreements with each of the named executive officers that provide for benefits upon termination of employment under certain circumstances, including in connection with a change of control of the Company. Huron provides these benefits as a means of remaining competitive, retaining executive officers, focusing executive officers on shareholder interests when considering strategic alternatives, and providing income protection in the event of involuntary loss of employment. In general, these arrangements provide for severance benefits upon Huron’s termination of the executive’s employment without cause or resignation by the executive for good reason (constructive termination). In the event of a change of control of Huron and if the executive’s employment is terminated without cause or he resigns for good reason, the executive will receive enhanced severance benefits. Huron provides these enhanced severance benefits only with a “double trigger” because the Company believes that the executive officers would be materially harmed in a change of control only if it results in reduced responsibilities or compensation or loss of employment for the executive. Huron employment agreements do not provide for any gross-ups.

More information on our use of employment agreements, including the estimated payments and benefits payable to the named executive officers, is provided under the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

Role of Compensation Committee

The Compensation Committee is primarily responsible for administering our executive compensation program in a manner consistent with our compensation philosophy and objectives. The principal functions of the Compensation Committee are to:

•	set salaries and annual and long-term incentive levels for the CEO and other named executive officers, so that the program is promoting shareholder value;
•	evaluate annually the performance of the CEO (in coordination with the full board) and review the CEO evaluations of the other named executive officers;
•	review and approve the design and competitiveness of our compensation plans, executive benefits and perquisites;
•	review and approve the total cash and stock bonus pools for the organization, and approve the individual incentive payout awards for the named executive officers;
•	review director compensation and make recommendations to the board;
•	review and approve goals used for the annual and long-term incentive plans;
•	retain or terminate, in its sole discretion, any independent compensation consultant used to assist the Compensation Committee;
•	review and evaluate compensation arrangements to assess whether they could encourage undue risk taking; and
•	create a Compensation Committee report on executive compensation for inclusion in the Proxy Statement.

The Compensation Committee acts independently and works closely with our board of directors and the executive management team in making many of its decisions. To support its decision making, the Compensation Committee has retained the services of an independent compensation consultant. The Compensation Committee has the sole authority to amend or terminate the services of its independent consultant.

In 2021, the Compensation Committee was comprised entirely of independent directors.

Role of Management

Our CEO works together with the Chief Human Resources Officer and the Compensation Committee of our board to establish, review and evaluate compensation packages and policies for our executive officers. Our CEO reviews the performance of each named executive officer and makes recommendations to the Compensation Committee based on his review. Our CEO, COO and President, CFO and General Counsel provide input into our strategic goals for future performance periods. The Compensation Committee carefully reviews all information before finalizing incentive goals, as we believe such a process is consistent with good governance. Prior to determining the size of the bonus pool for all employees other than NEOs, management reviews Company and practice-level performance with the board so that the bonus pool and Company profitability balances shareholder returns and retention of employees. Our CEO does not participate in the decisions related to his own compensation.

Role of Compensation Advisor

The Compensation Committee retains an independent advisor to assist in the ongoing assessment of our executive compensation strategy and program. The Compensation Committee’s independent advisor reports directly to the Compensation Committee and serves at its sole discretion and does not perform any services for the Company other than those in connection with its work for the Compensation Committee. Pay Governance serves as the Compensation Committee’s independent advisor.

The Compensation Committee annually assesses whether the independent advisor’s work has raised any conflict of interest. The Compensation Committee has determined, based on its analysis of NASDAQ requirements, that the work of Pay Governance and the individual compensation advisors employed by Pay Governance as compensation consultants to the Company has not created any conflict of interest.

Health and Welfare Benefits

The named executive officers are eligible for the same health and welfare benefits generally available to Huron employees.

Deferred Compensation Plan

The Company also offers a nonqualified deferred compensation plan (the “DCP”) to all managing directors, corporate vice presidents, named executive officers and non-employee directors. The DCP allows participants to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of investment alternatives. Non-employee directors may elect to defer up to 100% of their board fees into the DCP. Earnings are credited based on the returns of the investment options selected by the participant. Any amounts contributed may be deferred until a later date or may become payable in connection with a participant’s retirement, death, disability or other separation from service.

Perquisites

Huron did not provide material perquisites that are not provided widely within Huron to any named executive officer in 2021. The Company provides enhanced disability and life insurance benefits to all of its managing directors, corporate vice presidents and executive officers. Named executive officers and practice leaders are also offered reimbursement of the cost of an annual executive physical examination.

Clawback Provisions

The Company’s incentive compensation recoupment policy (commonly referred to as a “clawback policy”) provides for the potential recoupment of bonuses or awards paid to executive officers and such other individuals designated by our non-employee directors under our short-term and long-term incentive compensation plans, where the payout or actual award received was determined based in part on the financial performance of the Company. In the event of a material restatement of our quarterly or annual financial results, our non-employee directors will review all incentive compensation awarded to those individuals covered by the policy based upon the achievement of financial results that were the subject of the restatement. The non-employee directors have the authority to recoup all or a portion of the incentive compensation to the extent that the amount of such compensation would have been lower than the amount actually awarded, granted, paid, earned, deferred or vested based on the achievement of financial results that were subsequently reduced due to such restatement.

Stock Ownership Guidelines and Holding Requirements

The stock ownership guidelines for Huron’s named executive officers and non-employee directors, set forth below, are consistent with peer practices and designed to promote alignment with the interests of stockholders and the Company’s commitment to sound corporate governance.

Position	Stock Ownership Guideline
CEO	5x salary
COO and CFO	2x salary
Other Executive Officers	1x salary
Non-employee Directors	5x the annual retainer of $60,000

Until the relevant stock ownership target is achieved, executive officers and non-employee directors are required to retain a number of shares equal to at least 60% of the net after tax proceeds from the exercise of stock options or vesting of restricted stock and performance units. Only shares owned outright count towards ownership requirements. Unexercised stock options and unvested performance units or unvested restricted stock do not count. Each of our NEOs and non-employee directors are in compliance with the terms of our share ownership guidelines, except that, as of the date of this Proxy Statement, Mr. Roth is not in compliance with his ownership requirement as a result of the decrease in the price of our stock during 2021. We anticipate Mr. Roth will be back in compliance with his ownership guideline during 2022.

Hedging and Pledging

The Company has an insider trading policy that prohibits directors, officers, employees and contractors from entering into transactions in publicly traded puts, calls or other derivative securities with respect to Huron’s stock and prohibits any other transaction that “hedges” the ownership in Huron’s stock or holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Tax Considerations

Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to a company’s “covered employees”. The Compensation Committee expects in the future to authorize compensation in excess of $1 million to employees that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders. The Company considers it important to retain the flexibility to design a compensation program that is in the best long-term interests of the Company and its shareholders, even if certain payments under the program are not deductible under Section 162(m).

Section 280G. Section 280G of the Code disallows a company’s tax deduction for certain payments in connection with a change of control defined as “excess parachute payments,” and Section 4999 of the Code imposes a 20% excise tax on certain persons who receive excess parachute payments. The Senior Management Agreements in effect ensure that any covered payments would be reduced to the extent necessary so that no portion of such payments is subject to the excise tax.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, has recommended to the board of directors that it be included in this Proxy Statement and incorporated by reference into our 2021 Annual Report on Form 10-K.

Debra Zumwalt, Chair

H. Eugene Lockhart

Hugh E. Sawyer

Ekta Singh-Bushell

REQUIRED COMPENSATION DISCLOSURES

2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non Equity Incentive Plan Compensation ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total Compensation ($)
James H. Roth	2021	950,000	—	1,330,000	1,282,475	33,380	3,595,855
Chief Executive Officer	2020	947,917	394,478	470,022	2,137,486	41,543	3,991,446
	2019	900,000	—	1,285,614	2,024,994	32,954	4,243,562
C. Mark Hussey	2021	800,000	—	800,000	840,005	35,394	2,475,399
President and	2020	797,917	237,280	282,720	1,400,009	32,650	2,750,576
Chief Operating Officer	2019	750,000	—	973,950	1,312,515	31,575	3,068,040
John D. Kelly	2021	525,000	—	472,500	472,463	26,977	1,496,940
Executive Vice President,	2020	522,292	140,144	166,982	1,537,500	26,677	2,393,595
Chief Financial Officer and Treasurer	2019	457,500	—	418,149	690,001	25,473	1,591,123
Ernest W. Torain, Jr.(5)	2021	360,000	—	180,000	194,414	31,024	765,438
Executive Vice President, General Counsel and Corporate Secretary	2020	285,000	53,388	63,612	423,985	25,537	851,522

(1)

The Bonus amounts awarded in 2020 represent discretionary awards approved by the Compensation Committee to align the NEO’s total payout, as a percentage of target, with the broader corporate bonus funding level.

(2)

This column represents the aggregate grant date fair value of restricted stock and/or performance share unit awards. The value of the performance share units in the table is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

(3)

The stock awards granted in 2021 include the grant date fair value of restricted stock and performance share unit awards. The grant date fair value of the performance share unit awards represents one-third of the overall value awarded under the 2021 long-term incentive program. The performance share unit awards included in the table above are to be earned based on performance against approved 2021 goals. As the 2022 and 2023 goals against which the second and third components of the award will be measured will be approved by the Compensation Committee in February 2022 and February 2023, respectively, these shares were not granted in 2021 as defined under FASB ASC Topic 718.

(4)	All Other Compensation for 2021 is detailed in the table below.

(5)	Mr. Torain has served as Executive Vice President, General Counsel, and Secretary since March 1, 2020.

2021 All Other Compensation

Name	Executive Long- Term Disability ($)(1)	Executive $1MM Term Life Insurance ($)(2)	Company Provided 401(k) Match ($)(3)	Other Benefits and Perquisites $(4)	Total All Other Compensation ($)
James H. Roth	6,777	4,433	17,400	4,770	33,380
C. Mark Hussey	7,101	5,648	17,400	5,245	35,394
John D. Kelly	3,749	1,058	17,400	4,770	26,977
Ernest W. Torain, Jr.	3,910	4,944	17,400	4,770	31,024

(1)	Executive Long-Term Disability is provided to all executives and managing directors.

(2)	Executive Term Life Insurance is provided to all executives and managing directors.

(3)	Huron provides a Company 401(k) match to all participating employees.

(4)	Other Benefits and Perquisites include the cost of executive physicals, which Huron pays for executives and certain managing directors.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our median-paid employee to the annual total compensation of Mr. Roth, our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For 2021,

•	The annual total compensation of our median employee, was $146,370.
•	Mr. Roth’s annual total compensation, as reflected in the Summary Compensation Table included in this Proxy Statement, was $3,595,855.
•	Based on this information, the ratio of the annual total compensation of Mr. Roth to the annual total compensation of our median employee is estimated to be 24.6 to 1.

The calculation of the 2021 CEO Pay Ratio used the same median employee as used in 2019 and 2020. As permitted by SEC rules, we used the same median employee that was identified in the preparation of our pay ratio in 2019 because there has been no change in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure. In 2019, we identified the median employee by examining the 2019 total compensation for all individuals using the same methodology we use for our NEOs as set forth in the 2019 Summary Compensation Table, excluding our CEO, who were employed by us on December 31, 2019. We included all employees, whether employed on a full-time or part-time basis. We annualized the base compensation and bonus for all employees that were not employed by us for all of 2019 unless they were designated as temporary or seasonal positions.

In addition, in order to identify our median employee in 2019, we (i) utilized the exemption permitted under Item 402(u) of Regulation S-K to exclude a total of 140 employees from Canada, the United Kingdom, Singapore, and Switzerland (which, in the aggregate, comprised less than 5% of our total employee population as of December 31, 2019), resulting in a net employee population of 3,811 and (ii) adjusted non-U.S. employee pay applying foreign currency exchange rates as of December 31, 2019.

When identifying the median employee for the 2019 Proxy Statement, we included all forms of compensation, including one-time, special and retention awards to identify our median employee. This resulted in identifying a median employee with compensation substantially similar to that of our median employee in the prior year.

We calculated 2021 annual total compensation for our median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.

2021 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the grants of equity awards and annual cash incentive awards for 2021 to each named executive officer.

			Estimated Future Payouts Under Non Equity Incentive Plan Awards (1)(6)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)(3)	Full Grant Date Fair Value of Each Award ($)(4)
James H. Roth	3/1/2021	2/18/2021	—	—	—	1,988	7,953	15,906	—	427,474
	3/1/2021	2/18/2021	—	—	—	—	—	—	15,907	855,001
			332,500	1,330,000	2,660,000	—	—	—	—	—
C. Mark Hussey	3/1/2021	2/18/2021	—	—	—	1,302	5,209	10,418	—	279,984
	3/1/2021	2/18/2021	—	—	—	—	—	—	10,419	560,021
			200,000	800,000	1,600,000	—	—	—	—	—
John D. Kelly	3/1/2021	2/18/2021	—	—	—	733	2,930	5,860	—	157,488
	3/1/2021	2/18/2021	—	—	—	—	—	—	5,860	314,975
			118,125	472,500	945,000	—	—	—	—	—
Ernest W. Torain, Jr.	3/1/2021	2/18/2021	—	—	—	302	1,206	2,412	—	64,823
	3/1/2021	2/18/2021	—	—	—	—	—	—	2,411	129,591
			45,000	180,000	360,000	—	—	—	—	—

(1)

For the cash award, the target, threshold and maximum represent the range of cash award that could be earned. There is no payout if a threshold level of performance is not achieved. The minimum amount that could be paid is 25% of target and maximum represents 200% of target. Based on the achievement of specific financial goals, the Compensation Committee determined that 100% of the target award was earned for 2021.

(2)

The 2021 grant of PSUs represents the component of the full three-year long-term incentive award whose funding is based on 2021 performance as well the incorporation of performance against a cumulative three-year Revenue Growth goal. The PSUs could be earned at 25% of target for threshold performance up to 200% of target for maximum performance. If threshold performance is not achieved, the award will be forfeited. The 2022 and 2023 components of the 2021 long-term incentive award will be granted in March 2022 and March 2023, respectively when the annual goals are approved by the Compensation Committee. Final payout for all three components of the 2021 long-term incentive program will be determined at the end of the full three-year period and incorporate our performance against Compensation Committee-approved three-year Revenue Growth goals. Any earned PSUs will vest on March 1, 2024.

(3)	Restricted stock granted under the Company’s 2012 Omnibus Incentive Plan.
(4)

The full grant date fair value of the March 1, 2021 restricted stock and PSU grants are based on the closing price of Huron stock of $53.75 on March 1, 2021. The total number of PSUs earned by recipients of these awards is contingent on meeting Adjusted Diluted EPS and Revenue Growth goals as described in Note (2) above.

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2021 for each named executive officer. Market value is based on the closing price of Huron stock of $49.90 on December 31, 2021, the last trading day of the fiscal year.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Yet Vested ($)
James H. Roth	3/1/2012	4,661	—	38.18	3/1/2022	—		—	—		—
	3/1/2013	24,054	—	39.19	3/1/2023	—		—	—		—
	3/1/2019	—	—	—	—	4,225	(1)	210,828	—		—
	3/1/2019	—	—	—	—	—		—	29,574	(2)	1,475,743
	3/1/2020	—	—	—	—	7,204	(1)	359,480	—		—
	3/1/2020	—	—	—	—	—		—	25,215	(3)	1,258,229
	3/1/2021	—	—	—	—	15,907	(1)	793,759	—		—
	3/1/2021	—	—	—	—	—		—	7,953	(4)	396,855
C. Mark Hussey	3/1/2012	6,144	—	38.18	3/1/2022	—		—	—		—
	3/1/2013	7,731	—	39.19	3/1/2023	—		—	—		—
	3/1/2019	—	—	—	—	2,739	(1)	136,676	—		—
	3/1/2019	—	—	—	—	—		—	19,169	(2)	956,533
	3/1/2020	—	—	—	—	4,719	(1)	235,478	—		—
	3/1/2020	—	—	—	—	—		—	16,515	(3)	824,099
	3/1/2021	—	—	—	—	10,419	(1)	519,908	—		—
	3/1/2021	—	—	—	—	—		—	5,209	(4)	259,929
John D. Kelly	3/1/2019	—	—	—	—	1,440	(1)	71,856	—		—
	3/1/2019	—	—	—	—	—		—	10,077	(2)	502,842
	3/1/2020	—	—	—	—	2,654	(1)	132,435	—		—
	3/1/2020	—	—	—	—	12,639	(5)	630,686	—		—
	3/1/2020	—	—	—	—	—		—	9,290	(3)	463,571
	3/1/2021	—	—	—	—	5,860	(1)	292,414	—		—
	3/1/2021	—	—	—	—	—		—	2,930	(4)	146,207
Ernest W. Torain, Jr.	4/1/2020	—	—	—	—	1,492	(1)	74,451	—		—
	4/1/2020	—	—	—	—	1,534	(1)	76,547	—		—
	4/1/2020	—	—	—	—	—		—	5,220	(3)	260,478
	3/1/2021	—	—	—	—	2,411	(1)	120,309	—		—
	3/1/2021	—	—	—	—	—		—	1,206	(4)	60,179

(1)

Consists of unvested restricted stock as of December 31, 2021 that vests 33% annually over three years from the date of grant provided the individual is still employed by Huron on the applicable vesting date or is eligible for retirement under the Company’s equity incentive plan.

(2)

Consists of the 2019 grant of PSUs that vest based on performance for the 2019-2021 performance period. Actual payouts may range from 0% to 200% of target with 25% paid for threshold performance. The amount reflected in the table equals the target amount. The actual amount earned was 73% of target and 100% of the earned amount vested on March 1, 2022.

(3)

Consists of the 2020 grant of PSUs that vest based on performance for the 2020-2022 performance period. Actual payouts may range from 0% to 200% of target with 25% paid for threshold performance. The amount reflected in the table equals the target amount. Once the 2020-2022 performance period is complete, 100% of the earned award vests on March 1, 2023.

(4)

Consists of the 2021 grant of PSUs that vest based on performance for the 2021 annual period as well as performance against a cumulative three-year Revenue Growth goal for the 2021-2023 performance period. Actual payouts may range from 0% to 200% of target with 25% paid for threshold performance. The amount reflected in the table equals the target amount of the 2021 component. The 2022 and 2023 component will be granted in March 2022 and March 2023, respectively. Once the 2021-2023 performance period is complete, 100% of the earned award vests on March 1, 2024.

(5)	Consists of unvested restricted stock as of December 31, 2021 that will vest 100% four years from the date of grant provided the individual is still employed by Huron on the applicable vesting date.

2021 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning stock option exercises and restricted stock vested during 2021 for each named executive officer.

	Option Exercises		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James H. Roth	21,631	348,071	70,176	3,571,958
C. Mark Hussey	1,772	40,100	43,419	2,201,933
John D. Kelly	—	—	13,963	710,717
Ernest W. Torain, Jr.	—	—	1,512	76,175

(1)	The value realized on exercise equals the market value of Huron stock measured at the time of exercise minus the exercise price of the options multiplied by the number of options exercised.
(2)

The value realized on vesting equals the market value of Huron stock measured as the closing price of the stock on the most recent business day preceding the vesting date multiplied by the number of shares received on vesting.

2021 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth the deferred compensation activity for the named executive officers in 2021.

Name	Executive Contributions in 2021 ($)(1)	Company Contributions in 2021 ($)	Aggregate Earnings/ Losses in 2021 ($)	Aggregate Withdrawals/ Distributions in 2021 ($)	Aggregate Balance as of 12/31/21 ($)
James H. Roth	—	—	346,076	—	4,036,073
C. Mark Hussey	—	—	324,985	—	1,837,422
John D. Kelly	—	—	—	—	—
Ernest W. Torain, Jr.	—	—	—	—	—

(1)	There were no executive contributions made to the DCP for 2021.

The Company maintains the DCP, which became effective July 1, 2006. The DCP permits managing directors, corporate vice presidents and named executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of investment alternatives. Earnings are credited based on the returns of the investment options selected by the participant. Huron does not match any amounts deferred or otherwise contribute to the DCP except to make restoration payments to the accounts of participants who do not receive the maximum eligible 401(k) match as a result of participation in the DCP. Deferral elections for base salary and any guaranteed bonus must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. The Company requires that deferral elections of the annual cash incentive must be made 12 months prior to the end of the applicable performance period. Non-employee directors may also defer up to 100% of their retainer and meeting fees into the DCP.

Payments from the plan automatically begin upon termination of employment or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Background

We have entered into agreements and maintain plans and arrangements that require us to pay or provide compensation and benefits to each of the named executive officers in the event of certain terminations of employment or a change of control.

Senior Management Agreements

Mr. Roth’s agreement covers a term beginning on January 1, 2017 and continues for three years from that date. Following the expiration of that initial three-year term, his agreement was renewed and will continue to automatically renew every year, unless Mr. Roth or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The agreement may be earlier terminated by Mr. Roth or the Company pursuant to its terms.

Mr. Hussey, Mr. Kelly, and Mr. Torain’s agreements provide that employment will continue unless either the Company or the executive delivers to the other 60 days’ advance written notice of the cessation of employment. These may be earlier terminated by the executive or the Company pursuant to their terms.

The following table summarizes how unvested equity awards will be addressed in the event of a termination under the Senior Management Agreements that were in effect during 2021.

Event	Restricted Stock and Options	2019, 2020 and 2021 Performance Stock Units
Normal Vesting	33% annual vesting over 3 years for awards granted on or after 3/15/2017; 100% vesting after 4 years for the supplemental award granted to John D. Kelly on 3/1/2020.	100% of the earned PSUs vest in Q1 of the year following the end of the three year Performance Period provided that executive remains employed at Huron through the Performance Period.
Voluntary Termination	Forfeit.	Forfeit.
Termination for “Cause”	Forfeit.	Forfeit.
Approved Retirement (comply with non-compete provisions)	Subject to non-compete, vesting continues per normal course post-retirement.	Earned based on actual performance and will vest pro rata on March 1 of the year following the three year Performance Period based on number of days employed during the Performance Period. Subject to non-compete, vesting continues per normal course post-retirement.
Death or Disability	Full acceleration.	Earned based on actual performance and will vest pro rata on March 1 of the year following the three year Performance Period based on number of days employed during the Performance Period.

Event	Restricted Stock and Options	2019, 2020 and 2021 Performance Stock Units
Involuntary/Good Reason Termination	Forfeit.	Earned based on actual performance and will vest pro rata on March 1 of the year following the three year Performance Period based on number of days employed during the Performance Period.
Change of Control (“COC”), No Termination	No impact, assumed by acquirer.

If assumed by acquirer and converts shares into right to receive equivalent value shares in new entity then vesting continues per normal course.

If not assumed by acquirer or acquirer does not convert shares into right to receive equivalent value in shares of new entity, then PSUs will vest at target (or, with respect to the 2021 PSUs, the greater of target or the level dictated by actual performance at the time of the COC without adjustment for the multiplier based on Revenue Growth) if the COC occurs during the performance period or at the level dictated by actual performance (or, with respect to the 2021 PSUs, the greater of target or the level dictated by actual performance at the time of the COC) if the COC occurs after the performance period and one share of Company common stock will be exchanged for each PSU and such common stock will receive the consideration paid by the acquirer in the COC.

Involuntary/Good Reason Termination Post-COC	Full acceleration.	Shares shall immediately fully vest (at the greater of target or level dictated by actual performance (with respect to the 2021 PSUs actual performance will be determined without adjustment for the multiplier based on Revenue Growth)).

Other Benefits

Mr. Roth, Mr. Hussey, Mr. Kelly, and Mr. Torain will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly situated key management employees.

Restrictive Covenants on Termination

For the applicable restricted period set forth in each executive officer’s Senior Management Agreement, he may not directly or indirectly (i) hire any employees of the Company or solicit, induce or encourage any employee of the Company or any client of the Company to leave, alter or cease his relationship with it or (ii) provide services that are the same as or similar to those offered by the Company to any client of the Company that he obtained as a client for the Company, to whom he provided services within the 12 months preceding termination of employment, or to whom he submitted a proposal during the six months prior to termination of employment. The restricted period for Mr. Roth is 12 to 24 months (depending on the type of termination) following termination of employment. The restricted period for Mr. Hussey, Mr. Kelly, and Mr. Torain is 12 months following termination of employment for any reason. In addition, for a period of 12 to 24 months (depending on the type of termination) following the termination of his employment, Mr. Roth may not, directly or indirectly, provide services that are competitive with those of the Company to any person, firm or other business entity. Executives are also subject to a confidentiality and non-disclosure covenant.

Key Definitions

Definition of “Change of Control”

A Change of Control is defined in each of Mr. Roth, Mr. Hussey, Mr. Kelly and Mr. Torain’s Senior Management Agreements as:

•	any person becomes a beneficial owner of 40% or more of the Company’s outstanding securities;
•

there is a consummation of a merger or consolidation with any person unless (a) the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least 50% of the combined voting power of the securities of the Company or such other surviving entity; (b) the merger is a recapitalization in which no person other than existing security holders becomes a beneficial owner representing 50% or more of the Company’s then outstanding securities; or (c) the merger does not represent a sale of all or substantially all of the Company’s assets;

•	the stockholders approve a plan of complete liquidation or dissolution; or
•

there is a disposition or sale of all or substantially all of the Company’s assets other than a sale or disposition in which at least 50% of the combined voting power of the voting securities are owned by shareholders of Huron.

Definition of “Good Reason”

The definition of “Good Reason” is defined under the Senior Management Agreements to mean a resignation following: (i) a change in primary location of employment to a location that is more than 50 miles from Chicago, Illinois; (ii) a failure to comply with any material term of the agreement by the Company or (iii) a material reduction in base salary or benefits coverage, provided that such reduction is without his or her consent, is not warranted by the Company’s financial condition, and is not a change that applies uniformly to similarly situated Company executives. The agreements provide the Company the right to cure prior to a senior executive’s resignation for Good Reason.

Definition of “Good Reason” in Relation to a Change of Control

Under each of Mr. Roth, Mr. Hussey, Mr. Kelly and Mr. Torain’s Senior Management Agreements, a Change of Control Good Reason occurs if certain adverse changes occur in anticipation of, or within twenty-four months following, a Change of Control including:

(a)	any material breach of the Senior Management Agreement by the Company,
(b)	any material adverse change in the executive’s status, responsibilities or position with the Company,
(c)

any material reduction in his base salary or target bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company,

(d)

assignment of duties to the executive that are materially inconsistent with his position and responsibilities described in the Senior Management Agreement, including, specifically, assignment of a position other than as Chief Executive Officer of the surviving Company in the case of Mr. Roth, or

(e)	requiring the executive to be principally based at any office or location that is greater than 50 miles from Chicago, Illinois.

Termination without Cause or Resignation for Good Reason

If any of the NEOs is terminated without Cause or resigns for Good Reason, as defined in his Senior Management Agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts. In addition, NEOs will receive pro rata vesting of performance stock units that would otherwise have been earned in the performance period.

The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, except in the case of a Change of Control, as of December 31, 2021:

Executive	Severance Benefits
James H. Roth

An amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 24 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

C. Mark Hussey

An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 18 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

John D. Kelly

An amount in cash equal to the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 12 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

Ernest W. Torain, Jr.

An amount in cash equal to the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 12 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

In the event an executive qualifies for an approved retirement and signs a non-compete agreement, he would receive continued vesting of his stock options and restricted stock. There would be no acceleration, but the equity would continue to vest per the schedule as outlined in the grant agreements.

Termination of Employment Due to Death or Disability

If any of our executives dies or becomes disabled, his estate will receive payment of base salary and a pro rata bonus at target through the date of termination. The executive and/or his eligible dependents shall receive continuation of medical benefits for six months. In addition, unvested time-based equity outstanding will vest and unvested performance-based awards will vest in accordance with the applicable PSU agreement.

Termination of Employment Due to Termination other than for Resignation for Good Reason or Due to Cause

No severance or benefits are paid if an executive officer is terminated for Cause or resigns other than for Good Reason as defined in the executive’s Senior Management Agreement.

Termination without Cause or Resignation for Good Reason Related to a Change of Control

If any of our executives with a Senior Management Agreement is terminated without Cause or resigns for Good Reason in conjunction with a Change of Control, as defined in his Senior Management Agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts.

The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, in the case of a Change of Control, as of December 31, 2021:

Executive	Severance Benefits
James H. Roth

An amount in cash equal to two and one-half times the sum of his then current annual base salary and his then current target bonus, pro rata target bonus in the year of termination, 30 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

C. Mark Hussey

An amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus, pro rata target bonus in the year of termination, 24 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

John D. Kelly

An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus, pro rata target bonus in the year of termination, 18 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

Ernest W. Torain, Jr.

An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus, pro rata target bonus in the year of termination, 18 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

Golden Parachute Cutback

All four Senior Management Agreements provide that, if any amount, right or benefit paid or payable to the executive under his Senior Management Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to the executive under his Senior Management Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The estimated amount payable or provided to each named executive officer in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2021, along with other material assumptions noted below. The actual amounts that would be paid to a named executive officer upon termination or a change of control can only be determined at the time the actual triggering event occurs. The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as equity awards that have previously vested in accordance with their terms or vested benefits otherwise payable under our compensation programs.

The following table and summary set forth potential payments we would be required to make to our named executive officers upon termination of employment or change of control. The table assumes termination of employment on December 31, 2021 and uses a share price of $49.90, the closing price of our stock on December 31, 2021.

Name	Benefit	Voluntary Termination/ Retirement ($)	Termination without Cause or resignation for Good Reason ($)	Permanent Disability or Death ($)	Involuntary Termination Following Change of Control ($)
James H. Roth	Salary	—	1,900,000	—	2,375,000
	Bonus	—	2,660,000	—	3,325,000
	Pro rata annual bonus (1)	—	—	1,330,000	1,330,000
	Pro rata retention bonus (2)	—	616,420	616,420	616,420
	Equity acceleration (3)	—	—	1,364,066	3,814,505
	Benefits continuation	—	33,818	8,890	42,273
	Cutback (4)	—	—	—	—
	Total Value	—	5,210,238	3,319,376	11,503,198
C. Mark Hussey	Salary	—	1,200,000	—	1,600,000
	Bonus	—	1,200,000	—	1,600,000
	Pro rata bonus (1)	—	800,000	800,000	800,000
	Pro rata retention bonus (2)	—	358,190	358,190	358,190
	Equity acceleration (3)	—	—	892,012	2,494,283
	Benefits continuation	—	25,364	8,890	33,818
	Cutback (4)	—	—	—	—
	Total Value	—	3,583,554	2,059,092	6,886,291
John D. Kelly	Salary	—	525,000	—	787,500
	Bonus	—	472,500	—	708,750
	Pro rata bonus (1)	—	472,500	472,500	472,500
	Pro rata retention bonus (2)	—	170,765	170,765	170,765
	Equity acceleration (3)	—	—	1,127,391	2,019,193
	Benefits continuation	—	16,316	8,594	24,474
	Cutback (4)	—	—	—	(687,048)
	Total Value	—	1,657,081	1,779,250	3,496,134
Ernest W. Torain, Jr.	Salary	—	360,000	—	540,000
	Bonus	—	180,000	—	270,000
	Pro rata bonus (1)	—	180,000	180,000	180,000
	Pro rata retention bonus (2)	—	66,640	66,640	66,640
	Equity acceleration (3)	—	—	271,256	652,043
	Benefits continuation	—	16,909	8,890	33,818
	Cutback (4)	—	—	—	-81,379
	Total Value	—	803,549	526,786	1,661,122

(1)

Pro rata bonus for termination without Cause or resignation for Good Reason is based on actual performance from 2021. For retirement eligible individuals, executive would receive the full bonus earned payable at the originally scheduled payout date consistent with other executives and thus is not included in the table. (As of 12/31/21, Mr. Roth satisfied the age and service retirement criteria for these programs.) See CD&A for disclosure regarding amount earned.

(2)

Reflects pro rata vesting for the 2021 Cash Retention Award. If a named executive officer’s employment is terminated due to death, disability, termination without cause or resignation with good reason, he or his estate will receive payment of a pro-rated portion of the retention award through the date of termination, based on the award agreement.

(3)

The acceleration of equity varies by grant and type of termination as outlined in the preceding sections. The value shown is equal to the number of accelerated shares times the closing price on the last day of the fiscal year. These amounts do not include the value of stock that continues to vest per the original schedule post termination, including:

(a)

A portion of the 2021 performance units would continue to vest for each of the named executive officers with the number of shares determined based on actual performance through December 31, 2021 and prorated for the number of days that the executive was employed during the performance period.

(b)

100% of the 2019 performance units would continue to vest for each of the named executive officers with the number of shares determined based on actual performance through December 31, 2021 and prorated for the number of days that the executive was employed during the performance period; note that additional COC values may be included if the actual payout is below target as executives will receive the greatest of target or actual payout if terminated post COC.

(c)

Additionally, in the event an executive qualifies for an approved retirement, they would receive continued vesting of their stock per the schedule as outlined in the grant agreements. (As of 12/31/21 Mr. Roth satisfied the age and service retirement criteria for these programs.)

(d)	Time-based RSAs are forfeited in the event of a Termination without Cause or Resignation for Good Reason.

(4)

In the event the total COC severance exceeds the IRC 280G safe harbor amount, then the executive’s total severance is reduced to the maximum safe harbor threshold amount as to not trigger any excise tax.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2021, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the responsibility of the Audit Committee to review and approve, ratify or disapprove proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between Huron and a board member or a principal stockholder and members of their immediate families.

In addition, Huron has a Code of Business Conduct and Ethics (the “Code of Conduct”), a copy of which is posted on our web site at www.huronconsultinggroup.com, that applies to directors and employees and their family members. The Code of Conduct, among other things, has a policy governing conflicts of interest generally and, in particular, prohibiting certain business arrangements with the Company and clients of the Company, entering into relationships that may be perceived as impairing the ability of the individual or Huron from performing his/her or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the Chief Compliance Officer and, in the case of officers and directors, by the Audit Committee of the board of directors. The Code of Conduct also prohibits Huron from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC, Huron annually is asking its stockholders to indicate their support for our named executive officer compensation, which includes the compensation discussion and analysis, the compensation tables and the related narrative disclosures, all as described in the section entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”

The vote solicited by this proposal, commonly known as “Say on Pay,” is advisory in nature and will not be binding on the board of directors, the Compensation Committee or Huron. However, the board of directors and the Compensation Committee value the opinions of our stockholders, will review the voting results and, to the extent determined appropriate, take into account the outcome of the vote during future deliberations on executive compensation arrangements.

Huron believes that its executive compensation program is structured to support Huron and its business objectives. This vote is not intended to address any one specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The affirmative vote of the holders of a majority of the total shares of common stock, present in person or represented by proxy and entitled to vote on the proposal, is required to approve the advisory vote on the compensation arrangements of our named executive officers. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of the advisory vote on the compensation arrangements of our named executive officers, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”), which has been the independent registered public accounting firm for the Company since its inception, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2022. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of PwC as the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification and will therefore have no effect on the outcome of this proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Representatives of PwC are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2021 and December 31, 2020, and fees for other services rendered by PwC during those periods:

	2021	2020
	(in thousands)
Audit Fees	$1,831	$1,627
Audit-Related Fees	$10	$10
Tax Fees	$297	$261
All Other Fees	$3	$318
Total	$2,141	$2,216

Audit Fees—all services, including tax services, necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements, comfort letters, statutory audits, attest services and consents; and assistance with and review of documents filed with the SEC.

Audit-Related Fees—attest services that are not required by statute or regulations.

Tax Fees—tax compliance (review of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to structural matters, and requests for rulings or technical advice from taxing authorities).

All Other Fees—any other work that is not audit, audit-related or a tax service. In 2020, $315,000 in fees were incurred related to the implementation of a new cloud-based enterprise resource planning system.

The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm and has determined such services for fiscal 2021 and 2020 were compatible.

POLICY ON AUDIT COMMITTEE PREAPPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding preapproval of all audit and non-audit services provided by the independent registered public accounting firm.

The Audit Committee, on a periodic basis, determines certain services that have the general preapproval of the Audit Committee. The Audit Committee must separately preapprove any services not receiving such general preapproval. Requests for such approval must be submitted by both the independent registered public accounting firm and the CFO and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. As appropriate, the Audit Committee then pre-approves the services and the related estimated fees. The Audit Committee will establish preapproved fee levels for all services to be provided by the independent registered public accounting firm. On a periodic basis, the CFO and the independent registered public accounting firm report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries (“Huron”) in accordance with the duties and responsibilities outlined in the Audit Committee charter.

Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Huron’s independent registered public accounting firm, PwC, is responsible for performing an independent audit of Huron’s financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee, with the assistance and support of Huron’s management and its finance and accounting team, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2021.

These activities included, but were not limited to, the following for the fiscal year ended December 31, 2021:

•	Discussed with Huron’s internal auditors their continuing work in support of examination of internal controls and financial compliance controls.
•

Reviewed and discussed with management and PwC the audited financial statements and the quarterly financial statements for the year ended December 31, 2021. Management has the primary responsibility for such financial statements.

•	Discussed with PwC the matters requiring discussion under current auditing standards.
•

Received the written disclosures and the letter from PwC in accordance with the applicable requirements of the Public Company Accounting Oversight board regarding PwC’s communications with the Audit Committee concerning independence.

In reliance on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the Securities and Exchange Commission.

H. Eugene Lockhart, Chairman

John McCartney

Hugh E. Sawyer

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s proxy statement relating to its next annual meeting, stockholder proposals must be received no later than November 25, 2022 by the Corporate Secretary at the Company’s principal executive offices. Pursuant to the Company’s bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Corporate Secretary no earlier than January 6, 2023 and no later than February 5, 2023. Notice of stockholder proposals must contain the information required by the Company’s bylaws. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

The Company will bear the cost of soliciting proxies. In addition, to the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Ernest W. Torain, Jr. Executive Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

March 25, 2022

HURON CONSULTING GROUP INC. 550 W. VAN BUREN STREET, 17th FLOOR CHICAGO, IL 60607

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/05/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HURN2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/05/2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐

1.	To elect to the board of directors the three persons nominated by the board of directors to serve as Class III Directors.
Nominees
01. John McCartney 02. Ekta Singh-Bushell 03. Peter K. Markell
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2.	An advisory vote to approve the Company’s executive compensation.						☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.						☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

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HURON CONSULTING GROUP INC.

Annual Meeting of Stockholders

May 6, 2022 11:00 AM CT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James H. Roth and Ernest W. Torain, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of HURON CONSULTING GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, CT on May 6, 2022, in a virtual meeting format via live audio webcast at www.virtualshareholdermeeting.com/HURN2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side